UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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One North Federal Highway
Boca Raton, FL 33432
(561) 362-3400

April 12, 2012

Dear Shareholder,

          Our Board of Directors joins me in extending to you a cordial invitation to attend the 2012 Annual Meeting of Shareholders of 1st United Bancorp, Inc., which will be held on Tuesday, May 22, 2012, at 3:00 p.m. at The Boca Raton Historical Society, located at 71 North Federal Highway, Boca Raton, just north of our bank building. You may park in the parking lot at the Historical Society location, or in the parking garage in our adjacent bank building.

          The attached Notice of Annual Meeting and Proxy Statement describe in detail the matters to be acted on at the meeting. We will also discuss the operations of 1st United Bancorp, Inc. and its wholly-owned subsidiary, 1st United Bank, and we trust you will attend.

          Whether or not you plan to attend the meeting, please vote your shares by using the Internet or the telephone. Instructions for these convenient services are set forth on the enclosed proxy card. Of course, you may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope. If you submit your proxy and attend in person, you may change your vote at that time.

Sincerely,

Warren S. Orlando
Chairman of the Board

The accompanying Proxy Statement and Proxy Card are being mailed beginning on or around April 12, 2012 to all shareholders entitled to vote. The 1st United Bancorp 2011 Annual Report, which includes consolidated financial statements, is being mailed with this Proxy Statement.

One North Federal Highway
Boca Raton, FL 33432
(561) 362-3400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2012

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of 1st United Bancorp, Inc. will be held at The Boca Raton Historical Society, located at 71 North Federal Highway, Boca Raton, FL 33432, at 3:00 p.m., local time, on Tuesday, May 22, 2012, for the following purposes:

1.	To elect a Board of Directors of the Company for the next year;

2.	To consider and approve, on an advisory basis, executive compensation;

3.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	To transact any business as may properly come before the Annual Meeting or any adjournments or postponements.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 22, 2012. The Proxy Statement and the Annual Report to Shareholders are also available on our Web site at www.1stunitedbankfl.com/proxy.

          The Board of Directors has fixed the close of business on March 21, 2012 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Warren S. Orlando
Chairman of the Board

April 12, 2012
Boca Raton, Florida

One North Federal Highway
Boca Raton, FL 33432
(561) 362-3400

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
MAY 22, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

          We are furnishing this Proxy Statement and the enclosed Proxy Card on behalf of the Board of Directors (the “Board of Directors”) of 1st United Bancorp, Inc., a Florida corporation, for use at our 2012 Annual Meeting of Shareholders, or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Boca Raton Historical Society, located at 71 North Federal Highway, Boca Raton, 33432, at 3:00 p.m. local time, on Tuesday, May 22, 2012.

          As used in this Proxy Statement, the terms “Company”, “us”, “we”, and “our”, refer to 1st United Bancorp, Inc., and, where appropriate, 1st United Bancorp, Inc. and its subsidiaries. The term “Common Stock” means shares of our Common Stock, par value $.01 per share.

Shareholders Entitled to Notice and to Vote; Quorum

          Only shareholders of record of our Common Stock at the close of business on March 21, 2012, which the Board of Directors has set as the record date, will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, we had 30,914,166 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Our shares of Common Stock were held by approximately 416 shareholders of record on the record date. Each shareholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

          The presence in person or by proxy of a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting. The shares of Common Stock represented by properly executed Proxy Cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker nonvote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Distinction Between Holding Shares as a Shareholder of Record and as a Beneficial Owner

          Some of our shareholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

▪

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered, with respect to those shares, the “shareholder of record.” As the shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	1

▪

Beneficial Owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee, or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

          If you are not a shareholder of record, please understand that we do not know that you are a shareholder, or how many shares you own.

Voting Deadline

          If you are a shareholder of record on the record date, then your proxy must be received no later than 11:59 p.m. on Monday, May 21, 2012 (the day before the Annual Meeting), to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting Without Attending the Annual Meeting

          Whether you hold shares directly as a shareholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the Proxy Card. The appropriate individuals named on the enclosed proxy card will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting In Person

          Shares held in your name as the shareholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

          The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, telephone, or mail.

Voting Requirements

          The Annual Meeting is being held to (1) elect our Board of Directors, (2) consider and approve, on an advisory basis, executive compensation, (3) ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and (4) transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof. None of the proposals create dissenters’ or appraisal rights.

          Our Board of Directors recommends that you vote your shares FOR each of the nominees for election to the Board, FOR approval of executive compensation, and FOR the ratification of the appointment of our independent registered public accounting firm.

          Our bylaws provide that directors are elected by a plurality of the votes cast; however, if a director nominee in an uncontested election does not receive more votes cast “For” such nominee’s election at a meeting than votes cast to “Withhold Authority”, then the nominee must tender his or her resignation to the Board, as more particularly described under the heading “ELECTION OF DIRECTORS.”

          The nonbinding vote on the approval of executive compensation (Proposal 2) will be approved if the affirmative votes cast by shareholders present, or represented, at the Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition.

2	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

          Under Florida law, the ratification of the appointment of our independent registered public accounting firm (Proposal 3) must be approved by a majority of the votes cast. Abstentions and broker nonvotes are not treated as votes “cast” and thus have no effect on the vote for Proposal 3.

Treatment of Voting Instructions

          If you provide specific voting instructions, your shares will be voted as instructed.

          If you hold shares as the shareholder of record and sign and return a Proxy Card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted FOR of each of the nominees for election to the Board of Directors as set forth in Proposal 1, FOR approval of executive compensation as set forth in Proposal 2, and FOR the ratification of the appointment of our independent registered public accounting firm as set forth in Proposal 3.

          If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and you do not give instructions to that nominee on how you want your shares voted, then generally your nominee can vote your shares on certain “routine” matters. At the Annual Meeting, only Proposal 3 is considered “routine”, which means that your broker, trustee, or other nominee can vote your shares on Proposal 3 if you do not timely provide instructions to vote your shares. If you do not give a proxy to vote your shares, your broker, trustee, or other nominee may either:

▪	vote your shares on “routine” matters, or

▪	leave your shares unvoted.

If your broker, trustee, or other nominee that is entitled to vote your shares leaves those shares unvoted, it is called a “broker nonvote.” A broker nonvote will be treated as unvoted for purposes of determining approval for the proposal and will have the effect of neither a vote for nor a vote against the proposal. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker nonvotes.

          You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

          The persons identified as having the authority to vote the proxies granted by the Proxy Card will also have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the Proxy Card will vote on such matter in their own discretion.

Revocability of Proxies

          A shareholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

          If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	3

Costs of Proxy Solicitation

          Proxies will be solicited from our shareholders by mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and we estimate that the fee payable for such services would be less than $10,000. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile, mail, or e-mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

Shareholder Voting Results

          We will announce preliminary voting results at the Annual Meeting and publish preliminary, and, if available, final voting results in a current report on Form 8-K filed within four business days of our Annual Meeting.

4	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Shares Beneficially Owned by Our 5% Shareholders

          The following table sets forth the amount and percentage of shares of Common Stock that, as of April 1, 2012, is deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by any person or “group” (as that term is used in the Securities Exchange Act of 1934, as amended (“Exchange Act”)) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class

Wellington Management Company, LLP(1) 280 Congress Street Boston, MA 02210	3,025,200	8.9%

Endicott Opportunity Partners and related entities and Wayne K. Goldstein and Robert I. Usdan(2)
360 Madison Street, 21st Floor New York, NY 10017	3,015,318	8.9%

Patriot Financial Group(3)
Circa Centre, 2929 Arch Street, 27th Floor
Philadelphia, PA 19104	1,890,983	5.6%

Mendon Capital Advisors Corp. and Anton V. Schutz(4) 150 Allens Creek Road Rochester, NY 14618	1,717,762	5.0%

(1)

Based solely on a Schedule 13G filed with the SEC on February 14, 2012, Wellington Management Company, LLP reported shared voting power for 3,025,200 shares of common stock and shared dispositive power for 3,025,200 shares of common stock as of December 31, 2011.

(2)

Based solely on a Schedule 13G filed with the SEC on February 14, 2012, with respect to Endicott Opportunity Partners, L.P. (“EOP”); Endicott Opportunity Partners II, L.P. (“EOP II”); Endicott Opportunity Partners III, L.P. (“EOP III”); Endicott Partners II, L.P. (“EPII”); W.R.D. Endicott L.L.C. (“WRD LLC”), the general partner of EOP; W.R. Endicott IIp, L.L.C. (“WRIIp LLC”), the general partner of EOP II; W.R. Endicott II, L.L.C. (“WRII LLC”), the general partner of EPII; W.R Endicott III, L.L.C. (“WRIII LLC”), the general partner of EOP III; Endicott Management Company (“EMC”), an investment manager of EOP, EOP II, EOP III and EP II; Wayne K. Goldstein (“Mr. Goldstein”), Co-President and a director of EMC and a managing member of WRD LLC, WR LLC, WRIII LLC and WRII LLC; and Robert I. Usdan (“Mr. Usdan”), Co-President and a director of EMC and a managing member of WRD LLC, WR LLC, WRIII LLC and WRII LLC, as of December 31, 2011, (i) EOP and WRD LLC each reported that they had shared voting power of 188,000 shares and shared dispositive power of 188,000 shares; (ii) EOP II and WRIIp LLC each reported that they had shared voting power of 1,718,518 shares and shared dispositive power of 1,718,518 shares; (iii) EPII and WRII LLC each reported that they had shared voting power of 99,000 shares and shared dispositive power of 99,000 shares; (iv) EOP III and WR III LLC each reported that they had shared voting power of 1,009,800 shares and shared dispositive power of 1,009,800 shares; and EMC, Mr. Goldstein and Mr. Usdan each reported that they had shared voting power of 3,015,318 shares and shared dispositive power of 3,015,318 shares.

(3)

Based solely on a Schedule 13D filed with the SEC on February 15, 2011, Patriot Financial Partners GP, LLC reported that it is the beneficial owner of 1,890,983 shares, including shared voting and dispositive power of 1,890,983 shares, as of December 31, 2010. The following are members of the “Patriot Financial Group”: each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the “Funds”), Patriot Financial Partners GP, L.P., the general partner of the Funds (“Patriot GP”), Patriot Financial Partners, GP, LLC, general partner of Patriot GP (“Patriot LLC”), and each of W. Kirk Wycoff, Ira M. Lubert, and James J. Lynch, general partners of the Funds and Patriot GP and members of Patriot LLC. Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC, and each of W. Kirk Wycoff, Ira M. Lubert, and James J. Lynch.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	5

(4)

Based solely on a Schedule 13G filed with the SEC on February 13, 2012, Mendon Capital Advisors Corp. (“Mendon”), in its capacity as an investment adviser, and Anton V. Schutz, each reported that they are the beneficial owner of 1,717,762 shares, including sole voting and dispositive power of 335,547 shares and shared voting and dispositive power of 1,382,215 shares, as of December 31, 2011. Various persons, as investment advisory clients of Mendon Capital, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the stock of the Company. To the knowledge of Mendon Capital, no one such person’s interest in our Common Stock exceeds five percent of our outstanding shares.

Shares Beneficially Owned by Our Directors and Executive Officers

          The following table sets forth the amount and percent of shares of Common Stock that, as of April 1, 2012, is deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by each member of the Board of Directors, by each nominee for election to the Board of Directors, by each of our executive officers named in the Summary Compensation Table below, and by all of our directors and executive officers as a group. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock, or shares such power with his or her spouse.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock(16)	Percentage of Class

Paula Berliner(2)	136,437	*
Derek C. Burke(3)	30,660	*
Jeffery L. Carrier(4)	167,052	*
Ronald A. David(5)	105,884	*
James Evans(6)	905,137	2.7%
Wade A. Jacobson(7)	19,713	*
Arthur S. Loring(8)	128,450	*
Thomas E. Lynch(9)	351,442	1.0%
John Marino(10)	433,211	1.3%
Carlos Morrison(11)	323,652	*
Warren S. Orlando(12)	432,167	1.3%
Lawrence Ostermayer(13)	18,855	*
Rudy E. Schupp(14)	477,496	1.4%
Joseph W. Veccia, Jr.(15)	276,209	*
All current executive officers and directors as a group (14 persons)	3,806,365	11.2%

*	Less than 1% of the outstanding Common Stock

(1)

For purposes of this table, a person is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he/she has the right to acquire the shares under options which are exercisable currently or within 60 days of March 21, 2012. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.

(2)

Includes 78,937 shares held by a trust for which Ms. Berliner shares voting and investment power with her spouse and 3,500 shares Ms. Berliner has the right to acquire under vested stock options that Ms. Berliner has not exercised.

6	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

(3)	Includes 10,000 shares of restricted stock which vest over 10 years starting in 2013.

(4)	Includes 3,500 shares Mr. Carrier has the right to acquire under vested stock options that Mr. Carrier has not exercised.

(5)	Includes 3,500 shares Mr. David has the right to acquire under vested stock options that Mr. David has not exercised.

(6)	Includes 320,638 shares held by a company Mr. Evans controls; 486,014 shares held individually; 21,562 shares held individually by his wife; and 76,923 shares held by a company his wife controls.

(7)	Includes 12, 213 shares Mr. Jacobson has the right to acquire under vested stock options that Mr. Jacobson has not exercised.

(8)	Includes 3,500 shares Mr. Loring has the right to acquire under vested stock options that Mr. Loring has not exercised.

(9)

Includes 314,602 owned jointly by Mr. Lynch and his spouse; 2,570 shares owned jointly by his spouse and children; 30,770 shares owned by a trust for his children for which he is trustee and 3,500 shares Mr. Lynch has the right to acquire under vested stock options that Mr. Lynch has not exercised.

(10)	Includes 28,339 owned jointly by Mr. Marino and his spouse; and 319,760 shares Mr. Marino has the right to acquire under vested stock options that Mr. Marino has not exercised.

(11)	Includes 3,500 shares Mr. Morrison has the right to acquire under vested stock options that Mr. Morrison has not exercised.

(12)	Includes 940 shares owned by Mr. Orlando as custodian for his grandchildren; and 319,760 shares Mr. Orlando has the right to acquire under vested stock options that Mr. Orlando has not exercised.

(13)	Includes 7,855 shares Mr. Ostermayer has the right to acquire under vested stock options that Mr. Ostermayer has not exercised.

(14)	Includes 12,000 shares owned by Mr. Schupp jointly with his children; and 319,760 shares Mr. Schupp has the right to acquire under vested stock options that Mr. Schupp has not exercised.

(15)

Includes 215,874 shares held in family limited partnerships; 320 shares held by an investment club, 310 shares held by his spouse; and 3,500 shares Mr. Veccia has the right to acquire under vested stock options that Mr. Veccia has not exercised.

(16)

Includes unvested restricted shares that may be voted by the following people: Ms. Berliner (23,714); Mr. Burke (10,000); Mr. Carrier (23,714); Mr. David (23,714); Mr. Evans (19,714); Mr. Loring (23,714); Mr. Lynch (19,714); Mr. Marino (27,945); Mr. Morrison (23,143); Mr. Orlando (27,945); Mr. Schupp (27,945); and Mr. Veccia (19,714).

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	7

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

          Our Board of Directors currently consists of 12 directors. The Corporate Governance Committee of the Board of Directors has nominated and the Board of Directors has approved all of the current nominees for election at the 2012 Annual Meeting. Each director to be elected will hold office until the next annual election by shareholders and until his or her successor is elected and qualified, or until the earlier of such director’s death, resignation, or removal. There are no familial relationships among any of the directors or the nominees.

Name	Principal Occupation
Paula Berliner(1)(3)	Private Investor
Derek C. Burke	President, WBQ Design & Engineering, Inc.
Jeffery L. Carrier(1)(2)	President of Board Advisory Group, LLC
Ronald A. David(2)	Attorney, Ronald A. David, P.A.
James Evans	President of Evans Financial Services, Ltd
Arthur S. Loring(1)(3)(4)	Private Investor; former Senior V.P. & General Counsel, Fidelity Management & Research Company
Thomas E. Lynch (1)(2)(3)	President of Plastridge Insurance Agency
John Marino	President and Chief Financial Officer of 1st United Bancorp, Inc. and Chief Financial Officer and Chief Operating Officer of 1st United Bank
Carlos Morrison	Private Investor
Warren S. Orlando	Chairman of the Board of Directors of 1st United Bancorp, Inc. and Chairman of the Board of Directors of 1st United Bank
Rudy E. Schupp	Chief Executive Officer of 1st United Bancorp, Inc. and President and Chief Executive Officer of 1st United Bank
Joseph W. Veccia, Jr.(1)(3)	Private Investor

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Corporate Governance Committee

(4)	Lead Independent Director

          Our bylaws provide that directors are elected by a plurality of the votes cast; however, if a director nominee in an uncontested election does not receive more votes cast “For” such nominee’s election at a meeting than votes cast to “Withhold Authority”, then the nominee must tender his or her resignation to the Board. The Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation within 120 days from the date of the certification of the election results. If a director’s resignation is not accepted by the Board, then such director will continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor is duly elected, or his or her earlier resignation or removal. If a nominee’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any remaining vacancy or decrease the size of the Board.

          Mr. Burke was appointed to the Board of Directors in April 2012 by the Board in connection with our merger with Anderen Financial, Inc. He has been nominated by the Corporate Governance Committee and the Board for election to the Board at the Annual Meeting.

The Board of Directors recommends a vote “FOR” each of the nominees.

8	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

Information Concerning the Nominees and Directors

          The following paragraphs provide information (age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and names of other publicly-held companies for which he or she serves as a director or has served as a director during the past five years), as of the date of this Proxy Statement, about each director nominee. While the following paragraphs note certain individual qualifications and skills of our director nominees that contribute to the Board’s effectiveness as a whole, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareholders.

          Paula Berliner, 68, has served as our director since 2003. Since 2000, Ms. Berliner has been a private investor with investments in real estate and stocks. From 1989 to 2000, she was an officer and director of Acorn Holding Corp., a venture capital firm. From 1977 to 1990, Ms. Berliner was a co-founder, director, and executive officer of Broward Window Shade Company, Inc. and its successor, Builders Design, Inc. From 1974 to 1977, Ms. Berliner was the Title 1 Coordinator for the Broward County School System. In addition, Ms. Berliner has over 15 years of bank director experience serving the South Florida market. Ms. Berliner was on the Board of Directors of Family Bank, based in Hallandale Beach, Florida, from its establishment in 1987 to its sale to Republic Security Bank in 1997. Ms. Berliner served on the Boards of Directors of Republic Security Financial Corp. from 1997 to 2001, Republic Security Bank from 1997 to 2001 and Wachovia Bank’s Advisory Board from 2001 to 2002. Ms. Berliner holds a Masters degree in Administration and Supervision from Florida Atlantic University. We believe Ms. Berliner’s qualifications to sit on our Board include her significant private and public bank board experience as well as her experience as a business owner and operator in South Florida.

          Derek C. Burke, 51, has served as our director since April 2012 after our merger with Anderen Financial, Inc. Prior to being appointed to our Board of Directors, he served on the Board of Directors of Anderen Bank, a wholly-owned subsidiary of Anderen Financial, Inc. from July 2008 to March 2012. He served as a member of the Audit Committee and the Directors’ Loan Committee. Mr. Burke was a director of Florida Choice Bank from January 2005 through January 2008 and a director of Southern Community Bank of Central Florida from January 2000 until its acquisition by First National Bank of Florida in September 2004. Mr. Burke is a licensed professional engineer. He graduated with a Master’s degree in civil engineering from the University of Central Florida in June 1988 and has been the president of the Orlando-based consulting firm WBQ Design & Engineering, Inc. since its founding in 1994. Mr. Burke was nominated for the 2008 Central Florida Engineer’s Week Leadership Excellence award. He is a past Chairman of the City of Orlando Downtown Development Board and Community Redevelopment Agency Advisory Board. Mr. Burke also serves on the Board of the Orlando Neighborhood Development Corporation, a non-profit affordable housing development company.

          Jeffery L. Carrier, 60, has served as our director since 2003. Since March 2004, Mr. Carrier has been the President of Board Advisory Group, LLC, a consulting firm to bank boards and audit committees. From 1984 to March 2004, he was the President of Carrier Financial Group, Inc., a consulting firm providing outsourcing services for internal audit and compliance for the banking industry throughout Florida and the Southeast United States. Prior to establishing Carrier Financial Group, Mr. Carrier served from 1978 through 1984 in the capacity of chief financial officer, treasurer and controller of NYSE and NASDAQ listed financial institutions. From 1973 to 1978, Mr. Carrier worked as a CPA with Deloitte & Touche. Mr. Carrier holds a B.S. in accounting from Florida State University and is a licensed Certified Public Accountant in Florida. We believe Mr. Carrier’s qualifications to sit on our Board include his significant bank audit and internal audit experience and his experience as an officer of a public financial institution.

          Ronald A. David, 61, has served as our director since 2003. Since 1990, Mr. David, a Board Certified Civil Trial Lawyer since 1986, practices civil litigation at his law firm, Ronald A. David, P.A., and has practiced law in Florida since 1975. In addition, Mr. David has over 15 years of banking experience serving the South Florida market. Mr. David served on the Boards of Directors of the former 1st United Bancorp, and its wholly-owned subsidiary the former 1st United Bank, based in Boca Raton, Florida, from 1987 until its sale to Wachovia Bank in 1998. Mr. David was also a director of Mizner Bank, based in Boca Raton, Florida, when it was acquired by the former 1st United Bank. Mr. David holds a B.A. in Political Science and a J.D., both from the University of Florida. We believe Mr. David’s qualifications to sit on our Board include his significant private and public bank Board experience as well as being a business owner and practicing lawyer in South Florida.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	9

          James Evans, 74, has served as our director since February 2008 following our merger with Equitable Financial Group, Inc. (“Equitable”) and Equitable Bank, Equitable’s wholly-owned subsidiary, respectively. Prior to the merger, Mr. Evans was the Chairman of the Board of Directors of Equitable and a director of Equitable Bank. Mr. Evans is also currently the President of Evans Financial Services, Ltd., which is engaged in land sales and residential construction (since 1998). He also has various interests in equity lending, niche and real estate financing, and venture capital providers. From 1968 to 1998, Mr. Evans was the owner and President of two Nissan dealerships and one of the largest Mercedes-Benz dealerships in the United States. Mr. Evans sold all three dealerships in 1998. Mr. Evans holds a B.B.A. from the University of Florida. We believe Mr. Evans’ qualifications to sit on our Board include his over 10 years of experience as director and chairman of a South Florida commercial bank as well as his previous experience as a business owner and real estate investor in South Florida.

          Arthur S. Loring, 64, has served as our director since 2005 and as our lead independent director since 2008. He had previously served as our director from our inception in 2000 until our change of control in 2003. From 1972 until his retirement in 1998, Mr. Loring was an attorney with Fidelity Management & Research Company and was employed in numerous positions, including Senior V.P. and General Counsel. Mr. Loring has served or serves as Chairman of MorseLife, Inc., a senior health care facility, President of the Jewish Federation of Palm Beach County and on the Board of Directors of New River, Inc., a private electronics delivery firm. Mr. Loring holds a B.S. in Commerce from Washington and Lee University and a J.D., cum laude, from Boston University. We believe Mr. Loring’s qualifications to sit on our Board include his experience as General Counsel of a large mutual funds group and his previous experience as a bank director of a local financial institution.

          Thomas E. Lynch, 64, has served as our director since July 2004. Since 1973, Mr. Lynch has been the owner and president of the Plastridge Insurance Agency. He has been involved in political and civic service for over 30 years. He served from 1985 to 1989 as chairman of the Community Redevelopment Agency of Delray Beach; from 1990 to 1996 as Mayor of Delray Beach; and from 1998 to 2006 as Chair of the Palm Beach County School District. Currently, he serves as Mayor of the Village of Golf; member of the Board of Governors of the Citizens Property Insurance Company and a member of the Audit Committee; member of the Board of Trustees for Nova Southeastern University; past-President of the Palm Beach County League of Cities; Chair of the Palm Beach Early Childhood Development Council; and member of the Workforce Alliance Board of Palm Beach County. Mr. Lynch has been a director of Celsius Holdings, Inc., a food and beverage manufacturer, since 2009. Mr. Lynch holds a joint B.A. in Philosophy and Psychology from Loyola University and received his CPCU insurance designation in 1978, which is the highest designation attained in the insurance industry. We believe Mr. Lynch’s qualifications to sit on our Board include his extensive board experience on both governmental and not-for-profit entities. In addition, he currently owns one of the largest insurance agencies in the State of Florida.

          John Marino, 48, has served as our director and has been our President, Chief Operating Officer, Chief Financial Officer, and Director of 1st United Bank, since July 2003. From January 2002, until March 2003, Mr. Marino served as Chief Financial Officer of SBA Communications, Inc., a publicly traded telecommunications company, headquartered in Boca Raton, Florida. Mr. Marino acted as a consultant to SBA Communications from 1999 to 2002. From 1992 through 1998, Mr. Marino served as Chief Financial Officer of the former 1st United Bank and the former 1st United Bancorp, headquartered in Boca Raton, Florida. Mr. Marino was employed in a variety of positions with Ernst & Young, with his final position as audit manager, from 1986 to 1992. Mr. Marino holds a B.B.A. in Accounting from Stetson University and is a licensed Certified Public Accountant in Florida. We believe Mr. Marino’s qualifications to sit on our Board include his audit experience of public and private financial institutions and his over 15 years of experience as a CFO of a public financial institution.

          Carlos Gil Morrison, 57, has served as our director since 2006. From 1976 until 1992, Mr. Morrison was employed as a broker with Smith Barney. Since 1992, Mr. Morrison has managed his personal investments. Mr. Morrison, a resident of the Town of Palm Beach, is a well-known businessman in South Florida managing his many family-owned real estate and financial investments. Mr. Morrison is very active and philanthropic in the Palm Beach community. Mr. Morrison holds a B.B.A. in Business from Hillsdale College. We believe Mr. Morrison’s qualifications to sit on our Board include his over 17 years of financial advisory experience in large financial institutions as well as his extensive board experience on not-for-profit entities.

10	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

          Warren S. Orlando, 69, has been our Chairman of the Board and has served as a director since July 2003. From April 1999 to June 2003, Mr. Orlando was retired. From September 1997 to March 1999, Mr. Orlando served as Chairman and CEO of Wachovia - Florida Banking. Mr. Orlando co-founded and served as Chief Executive Officer and President of the former 1st United Bank and the former 1st United Bancorp, Inc., an approximately $1 billion bank holding company (which grew through internal growth and 11 merger and acquisition transactions), headquartered in Boca Raton, Florida from its inception in 1987 and until its merger with Wachovia Corporation in 1998. He currently serves as a director of California Republic Bank. Mr. Orlando holds a B.S. in Economics from St. Peters College and a graduate degree from Stonier Graduate School of Banking, Rutgers University. We believe Mr. Orlando’s qualifications to sit on our Board include his over 40 years’ experience as an employee, officer, and director of private and public financial institutions.

          Rudy E. Schupp, 61, has been our Chief Executive Officer and our and 1st United Bank’s director since July 2003. From March 2001 to June 2003, Mr. Schupp was a managing director for Ryan Beck & Co., an investment bank. In addition, from December 2001 to March 2003, he served as a consultant to Wachovia Corporation – Florida. From March 2001 until December 2001, Mr. Schupp served as Chairman – Florida Banking for Wachovia Corporation. From April 1984 through February 2001, he co-founded and served as Chairman, Chief Executive Officer and President of Republic Security Financial Corporation, a $3.4 billion bank holding company (which grew through internal growth and through 16 merger and acquisition transactions), headquartered in West Palm Beach, Florida. Republic Security Financial Corporation merged with Wachovia Corporation in 2001. Mr. Schupp is also a director of NextEra Energy, Inc. (formerly known as FPL Group, Inc.) and the Federal Reserve Bank of Atlanta. Mr. Schupp holds a B.S. in Management from the State University of New York at Albany, and an M.B.A. from Syracuse University. We believe Mr. Schupp’s qualifications to sit on our Board include his over 35 years’ experience as an employee, officer, and director of private and public financial institutions.

          Joseph W. Veccia, Jr., 55, has served as our director since May 2004. Since 1996, Mr. Veccia has been a private investor with investments in real estate, funeral business and cemeteries, and stocks. Mr. Veccia is a former board member of Admiralty Bank which was sold to RBC in January 2003. He is also a member of the Board of Trustees of the George Snow Scholarship Fund, the Lynn University Board of Overseers, the Board of Directors of the Boca Raton Chamber of Commerce, the Board of Trustees of Pope John Paul High School and the Boca Raton Community Hospital Board of Trustees. Mr. Veccia holds an A.S. degree in Mortuary Science from Lynn University. We believe Mr. Veccia’s qualifications to sit on our Board include his significant private and public bank board experience as well as his experience as a business owner and operator in South Florida.

Committees of the Board of Directors

          Our Board of Directors oversees our business, property, and affairs pursuant to the Florida Business Corporation Act, our Articles of Incorporation and Bylaws. Members of our Board of Directors are kept informed of our business through discussions with our senior management team, by reviewing materials provided to them, and by participating in board and committee meetings. During 2011, our Board of Directors held 8 meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

          Our common stock is listed on the NASDAQ Global Select Market. NASDAQ requires that a majority of our directors be “independent,” as defined by NASDAQ’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with the company, the company’s external or internal auditors, or other companies that do business with the company. Our Board of Directors has affirmatively determined that a majority of our directors are independent directors under the NASDAQ rules. Our Board of Directors determined that its independent directors include the following current directors and nominees for director: Paula Berliner, Derek C. Burke, Jeffery L. Carrier, Ronald A. David, Arthur S. Loring, Thomas E. Lynch, Carlos Gill Morrison, and Joseph W. Veccia, Jr. Mr. Loring has been appointed by the Board of Directors to serve as the lead independent director.

          Our Board of Directors has established an Audit Committee, a Compensation Committee and a Corporate Governance Committee, all of which have a written charter. We have posted the committee charters on the Investor Relations section of our website at www.1stunitedbankfl.com. Each member of our committees is independent. The composition, duties and responsibilities of these committees are set forth below.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	11

          Audit Committee

          The Audit Committee met 10 times in 2011. The current members of our Audit Committee are Messrs. Carrier, David, and Lynch. Mr. Carrier is our Audit Committee chairman and is our Audit Committee financial expert under the Securities and Exchange Commission rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our Audit Committee’s primary responsibilities, among others, include:

▪	Reviewing the annual audited and quarterly financial statements with management, the internal auditor and the outside auditor;

▪	Selecting our independent registered public accounting firm (with shareholder ratification);

▪	Evaluating the performance of our independent registered public accounting firm;

▪

Reviewing with the outside auditor and management, as appropriate, significant financial reporting issues and judgments made in connection with the preparation of our financial statements and significant issues regarding our accounting and auditing principles and practices;

▪	Selecting and evaluating the internal audit director or firm;

▪	Reviewing the adequacy and effectiveness of our disclosure controls and procedures and our internal controls, including any significant deficiencies and significant changes in internal controls;

▪	Reviewing and approving all “related person transactions”;

▪	Reviewing any matters arising from an audit which is brought to the attention of our Board of Directors;

▪	Monitoring our compliance with legal and regulatory requirements; and

▪	Overseeing our accounting and financial reporting process.

          Compensation Committee

          The Compensation Committee met four times in 2011. The current members of our Compensation Committee are Ms. Berliner and Messrs. Carrier, Loring, Lynch, and Veccia. Ms. Berliner is our Compensation Committee Chair. Our Compensation Committee’s primary responsibilities, among others, include:

▪

Reviewing and approving corporate goals and objectives relevant to the Chairman’s, the CEO’s and the President’s compensation, evaluating the Chairman’s, CEO’s and President’s performance in light of these goals and objectives, and reviewing and recommending to the Board of Directors for determination the Chairman’s, CEO’s, and President’s base salary, short-term incentive compensation, and long-term incentive and retirement compensation based on this evaluation;

▪

Reviewing and recommending to the Board of Directors for determination the base salary, short-term incentive and retirement compensation, and long-term incentive compensation of our executive officers (other than the Chairman, CEO and President), after having received recommendations from our CEO;

▪	Reviewing and overseeing our compensation philosophy;

▪	Approving, evaluating and recommending to the Board of Directors for ratification our cash and equity incentive and retirement compensation plans;

▪

Reviewing and recommending to the Board of Directors employment agreements, severance agreements, and change-in-control agreements with the Chairman, CEO, President and any other executive officers, as the committee deems appropriate;

12	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

▪

Evaluating non-employee director compensation and recommending to the full Board of Directors the appropriate level of non-employee director compensation, including compensation for service as a member or chair of a Board committee; and

▪	Establishing and periodically reviewing stock ownership guidelines for directors and officers.

          The Compensation Committee uses its business judgment and other resources it deems appropriate in executing its duties, including establishing our compensation philosophy and policies, overseeing the implementation of executive officer and non-employee director compensation programs, and overseeing disclosures regarding compensation in our Securities and Exchange Commission filings. In executing its duties, the Compensation Committee considers many factors, including market comparisons using data derived from third party resources, competitive considerations, executive expectations and executive performance. As of the date of this Proxy Statement, the Compensation Committee has not delegated any of its responsibilities to other parties.

          The Compensation Committee reviews and recommends to our Board of Directors for determination the compensation of our founding executive officers, Messrs. Marino, Orlando, and Schupp. Each director, including those who are executive officers, annually participates in a performance evaluation. This evaluation is used in determining the overall compensation level of the founding executive officers. In addition, Mr. Schupp separately submits recommendations to the Compensation Committee regarding all other executive officers for use by the Compensation Committee in making recommendations to the Board of Directors concerning their base salary, short-term incentive compensation and long-term incentive and retirement compensation. An executive officer may not be present at a meeting of the Compensation Committee where that executive officer’s compensation is being discussed.

          The Compensation Committee did not engage any compensation consultants in 2011.

          Corporate Governance Committee

          The Corporate Governance Committee met three times in 2011. The current members of our Corporate Governance Committee are Ms. Berliner and Messrs. Loring, Lynch, and Veccia. Mr. Loring is currently our Corporate Governance Committee Chair. Our Corporate Governance Committee’s primary responsibilities, among others, include:

▪	Development of our corporate governance principles;

▪	Oversight of our corporate governance conduct;

▪	Review all shareholder proposals;

▪	Oversight of director orientation and appropriate continuing education programs relating to principles of corporate governance;

▪

Evaluating the performance of the current Board of Directors members proposed for re-election, and make recommendations to the Board of Directors regarding the appropriateness of members of the Board of Directors standing for re-election;

▪

Developing a list of qualification and selection criteria to be used by the committee for screening nominee candidates and selecting nominees for Board of Directors membership, including candidates proposed by shareholders;

▪	Screening and identifying qualified potential director nominees;

▪	Annually surveying and receiving comments from each director and report to the Board of Directors with an assessment of the Board of Director’s performance; and

▪	Developing plans for our managerial succession, including in the event of retirement or emergency.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	13

Directors’ Fees

          In 2011, our non-employee directors received an annual retainer of $10,000, plus an attendance fee of $250 for each Board of Directors’ committee meeting attended by a director (other than Audit Committee and Compensation Committee attendance which is $750 and $500, respectively, per meeting). The Chairman of the Corporate Governance Committee received $500 per meeting, the Chairman of the Compensation Committee received $1,000 per meeting, and the Chairman of the Audit Committee received $1,500 per meeting, in lieu of the $250, $500 and $750 paid for attendance to those committee meetings, respectively, by committee members other than the chairman. In addition to the cash compensation, in January 2011, each director received a grant of 8,000 shares of our Common Stock, with committee chairmen each receiving an additional 2,000 shares, which vest over seven years. Our directors who are our salaried employees or employees of any of our subsidiaries do not receive any additional compensation for serving as a director. Our Lead Director received an additional annual retainer of $2,000.

          Beginning in 2012, we have changed the compensation structure for our non-employee directors. Our non-employee directors will each receive an annual retainer of $12,000 (paid in the first month following our Annual Meeting), plus an attendance fee of $250 for each Corporate Governance committee meeting, $500 for each Compensation Committee meeting and $750 for each Audit Committee meeting attended by a director. The Chairman of the Corporate Governance Committee will receive $500 per meeting, the Chairman of the Compensation Committee will receive $1,000 per meeting, and the Chairman of the Audit Committee will receive $1,500 per meeting, in lieu of the amounts paid for attendance to those committee meetings, respectively, by committee members other than the chairman. Our Lead Director will receive an additional annual retainer of $2,000. In addition, on February 29, 2012, each non-employee director received a grant of 10,000 shares of our common stock with committee chairs each receiving an additional 2,000 shares, all of which vest over ten years. Additionally, on February 29, 2012, each non-employee director also received a grant of 4,000 options to purchase our common stock, all of which vest over a ten-year period.

          For the year ended December 31, 2011, to the extent a director of 1st United Bancorp is also a director of 1st United Bank, the director received an additional annual retainer of $4,000, plus an attendance fee of $150 for each 1st United Bank Board of Directors’ committee meeting attended by a director. The Chairman of the ALCO Committee received $500 per meeting, in lieu of the $150 paid for attendance to the ALCO Committee meetings by committee members other than the chairman. Bank directors received in January 2011 a grant of 4,600 shares of our common stock, which will vest over seven years. Beginning in January 2012, to the extent a director of 1st United Bancorp is also a director of 1st United Bank, the director will receive an additional annual retainer of $5,000, plus an attendance fee of $150 for each 1st United Bank Board of Directors’ committee meeting attended by a director. The Chairman of the ALCO Committee will receive $500 per meeting, in lieu of the $150 paid for attendance to the ALCO Committee meetings by committee members other than the chairman. On February 29, 2012, the Bank’s non-employee directors each received a grant of 5,750 shares of our common stock, which will vest over ten years, and 2,300 options to purchase our common shares which vest over ten years. The following table represents compensation paid to each non-employee director for the year ended December 31, 2011:

          Director Compensation Table for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	Total ($)
Paula Berliner	16,900	63,000	—	79,900
Derek C. Burke(4)	—	—	—	—
Jeffery L. Carrier	27,100	63,000	—	90,100
Ronald A. David	22,800	63,000	—	85,800
James Evans	15,800	50,400	—	66,200
Arthur S. Loring	19,550	63,000	—	82,550
Thomas E. Lynch	22,900	50,400	—	73,300
Carlos Morrison	17,450	63,000	—	80,450
Joseph W. Veccia, Jr.	17,850	50,400	—	68,250

14	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

(1)

The values for stock option and stock awards in this column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. There were no awards with performance conditions. A discussion of the assumptions used in calculating the award may be found in Note 15 to our audited consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)

The aggregate number of restricted stock awards outstanding as of December 31, 2011 for each of our non-employee directors is as follows: Ms. Berliner (18,000); Mr. Carrier (18,000); Mr. David (18,000); Mr. Evans (15,000); Mr. Loring (18,000); Mr. Lynch (15,000); Mr. Morrison (17,000); and Mr. Veccia (15,000).

(3)

The aggregate number of option awards outstanding as of December 31, 2011 for each of our nonemployee directors is as follows: Ms. Berliner (3,500); Mr. Carrier (3,500); Mr. David (3,500); Mr. Evans (0); Mr. Loring (3,500); Mr. Lynch (3,500); Mr. Morrison (3,500); and Mr. Veccia (3,500).

(4)	Mr. Burke joined our Board of Directors in April 2012.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	15

CORPORATE GOVERNANCE

Governing Principles

          We are a financial holding company managed by a core group of officers and governed by a Board of Directors. We are committed to maintaining a business atmosphere where only the highest ethical standards and integrity prevail. An unwavering adherence to high ethical standards provides a strong foundation on which our business and reputation can thrive and is integral to creating and sustaining a successful, high-caliber company.

Corporate Governance Guidelines

          The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NASDAQ corporate governance listing standards and various other corporate governance matters.

Independent Director Meetings Executive Sessions

          Our independent directors have established a policy to meet separately from the other directors in executive sessions at such times as may be deemed appropriate by our independent directors. Any independent director may call an executive session of independent directors at any time. In 2011, the independent directors met in an executive session nine times.

Board Leadership

          The Board of Directors has separated the positions of Chairman and Chief Executive Officer (Principal Executive Officer), and believes that the skill sets and experience of the incumbents provide for an environment where the Chairman can focus on Board oversight and fiduciary duties. When the Chairman of the Board of Directors is a member of management or is otherwise not independent, the independent directors elect a lead director, which we discuss below. Currently, Mr. Orlando serves as our Chairman and Mr. Schupp serves as our Chief Executive Officer.

Lead Independent Director

          The independent directors of our Board of Directors annually elect an independent director to serve in a lead capacity. Although annually elected, the lead independent director is generally expected to serve for more than one year.

          Mr. Loring has served as our lead independent director since 2008. The lead independent director’s duties include presiding at all meetings of the Board of Directors at which the Chairman is not present, calling meetings of the independent directors, coordinating with the Chairman the planning of Board meeting agenda items, and serving as an independent point of contact for shareholders wishing to communicate with the Board of Directors other than through the Chairman.

Risk Management

          The Board believes that risk management is an important component of our corporate strategy. While we assess specific risks at our committee levels, the Board, as a whole, oversees our risk management process, and discusses and reviews with management major policies with respect to risk assessment and risk management. The Board is regularly informed through committee reports about our risks. Finally, the Board believes the separated roles of Chairman and Chief Executive Officer assists us in our ability to implement major policies addressing our risks.

16	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

Shareholder Communications

          Our Board of Directors provides for a process by which shareholders may communicate with the Board of Directors, a Board of Directors’ committee, the independent directors as a group, and individual directors. Shareholders who wish to communicate with our Board of Directors, a Board of Directors’ committee, or any other directors or individual directors may do so by sending written communications addressed to the Board of Directors of 1st United Bancorp, a Board of Directors’ committee, or such group of directors or individual directors to the following address:

1st United Bancorp, Inc.
c/o Corporate Secretary
One North Federal Highway
Boca Raton, FL 33432

          Communications will be compiled by our Corporate Secretary and submitted to the Board of Directors, a committee of the Board of Directors, or the appropriate group of directors or individual directors, as appropriate, at the next regular meeting of the Board of Directors. The Board of Directors has requested that the Corporate Secretary submit to the Board of Directors all communications received, excluding those items that are not related to board duties and responsibilities, such as: mass mailings; job inquiries and resumes; and advertisements, solicitations, and surveys.

Code of Ethics and Code of Conduct

          The Board of Directors has adopted a Code of Ethics applicable to our Chief Executive Officer and our financial and accounting officers and a Code of Conduct applicable to all employees, officers, and directors, which are available, without charge, upon written request to:

1st United Bancorp, Inc.
c/o Corporate Secretary
One North Federal Highway
Boca Raton, FL 33432

These codes are designed to comply with NASDAQ and U.S. Securities and Exchange Commission requirements.

Board of Directors and Committee Evaluations

          The Corporate Governance Committee of the Board of Directors uses written questionnaires to evaluate the Board of Directors as a whole and its committees. The evaluation process occurs annually. Directors submit completed questionnaires to the Chair of the Corporate Governance Committee, who summarizes the results without attribution. The full Board of Directors discusses the summary of the Board of Directors evaluation, and each committee discusses the summary of its own evaluation.

Director Nominating Process

          The Corporate Governance Committee of the Board of Directors annually reviews and makes recommendations to the full Board of Directors regarding the composition and size of the Board of Directors so that the Board of Directors consists of members with the proper expertise, skills, attributes, and personal and professional backgrounds needed by the Board of Directors, consistent with applicable regulatory requirements.

          The Corporate Governance Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareholders. The Corporate Governance Committee will consider criteria including the nominee’s current or recent experience as a senior executive officer, whether the nominee is independent, as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards, the business experience currently desired on the Board of Directors, geography, the nominee’s banking industry experience, and the nominee’s general ability to enhance the overall composition of the Board of Directors. The Corporate Governance Committee does not have a formal policy on diversity.

          Our Corporate Governance Committee will identify nominees for directors primarily based upon suggestions from shareholders, current directors, and executives utilizing selection criteria developed by the Corporate Governance Committee. The Chairman of the Corporate Governance Committee and at least one other member of the Corporate Governance Committee will interview director candidates. The full Board of Directors will formally nominate candidates for director to be included in the slate of directors presented for shareholder vote based upon the recommendations of the Corporate Governance Committee following this process.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	17

Director Attendance at Annual Meeting of Shareholders

          We encourage all incumbent directors, as well as nominees for election as director, to attend the Annual Meeting of Shareholders. All of our incumbent directors attended our Annual Meeting in May 2011.

Director Service on Other Boards

          Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board of Directors for an extended period of time. No director may serve on more than three other public company boards of directors. A director must advise the Chairman of the Board of Directors and the Chairman of the Corporate Governance Committee of the Board of Directors before accepting an invitation to serve as a director of another public company. The Corporate Governance Committee will review whether such board membership may unduly impact the ability of the director to fulfill the director’s duties to us.

Director and Officer Stock Ownership Requirements

          All of our directors are required to hold common stock of the Company in an amount which exceeds the lesser of $100,000 or five times their annual director fees at the time they are elected. Newly elected directors will have 10 years to attain this ownership threshold. Our Chief Executive Officer is required to hold common stock of the Company in an amount which exceeds the lesser of $100,000 or his annual base salary while serving in such capacity. A newly appointed Chief Executive Officer will have six years to attain this ownership threshold. The Compensation Committee has determined that as of December 31, 2011, all of our directors and our Chief Executive Officer have met our stock ownership requirements or are on track to meet the ownership expectations within the stated time period.

TRANSACTIONS WITH MANAGEMENT AND RELATED PERSONS

          Some of our directors and officers, and other persons and entities with which they are affiliated, are customers of, and have, in the ordinary course of business and banking, transacted with, 1st United Bank. These transactions include business services provided to 1st United Bank, loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. All loans included in these transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons who were not affiliates of 1st United Bank and, in the opinion of management, did not involve more than the normal risk of collectability or presented other unfavorable features. Our Board of Directors approved all of these transactions. Additional transactions with these persons and businesses are anticipated in the future. As of December 31, 2011, the amount of credit extended to directors, executive officers and their affiliates in the aggregate was approximately $9.7 million.

          We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our and our shareholders’ best interests. Therefore, as a general matter, it is our preference to avoid these types of transactions. Nevertheless, we recognize that there are situations where these types of transactions may be in, or may not be inconsistent with, our best interests. Therefore, we have adopted formal written procedures that require the Audit Committee of our Board of Directors to review and, if appropriate, to approve or ratify each of these transactions. Pursuant to the procedures, the Audit Committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executives had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, our and our shareholders’ best interests, as the Committee determines in good faith.

          For the year ended December 31, 2011, we paid approximately $445,000 to The Plastridge Agency, Inc., a company controlled by Thomas E. Lynch, one of our directors, for insurance services. The approximate dollar value of Mr. Lynch’s interest in the foregoing transaction, without regard to profits or losses, is $445,000. The commission income to Plastridge Agency, Inc., however, amounted to less than $50,000. The amounts paid to The Plastridge Agency include insurance premiums remitted to our insurance carriers. Additionally, for the year ended December 31, 2011, we made lease payments totaling $136,000 to South County Road, Inc., a company controlled by Carlos Morrison, one of our directors, for property used for one of 1st United Bank’s branches. The approximate dollar value of Mr. Morrison’s interest in the foregoing transaction, without regard to profits or losses, is $136,000.

18	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

EXECUTIVE OFFICERS

          The names, ages, and current positions of our executive officers as of the record date are listed in the table below. If an executive officer is also a nominee for director, then his biography is presented in “Proposal 1 – Election of Directors – Information Concerning the Nominees and Directors” beginning on page 9. Executive officers are elected annually by the Board of Directors at its meeting following the Annual Meeting of Shareholders to serve for one-year terms and until their successors are elected and qualified. There are no familial relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected.

Name	Age	Position
Wade E. Jacobson	43	Executive Vice President, Chief Lending Officer, 1st United Bank
John Marino	48	President
Warren S. Orlando	69	Chairman of the Board of Directors
Lawrence Ostermayer	59	Senior Vice President, Credit Administration, 1st United Bank
Rudy E. Schupp	61	Chief Executive Officer

          Wade E. Jacobson, 43, has been the Executive Vice President, Chief Lending Officer for 1st United Bank since March 2007. Prior to that time, Mr. Jacobson served as Senior Vice President, Team Leader Business Banking for 1st United Bank from July 2003 (when he joined 1st United Bank) until his promotion in March 2007. Mr. Jacobson began his career with Barnett Bank in the Management Associate Training Program in 1990 and rose to the position of Vice President Relationship Manager within that organization. He held positions of increasing responsibility in lending production with SunTrust from 1998 until 2000, and Republic Security Bank and Wachovia from 2000 until 2003. Mr. Jacobson is a graduate of Clemson University and holds a Bachelor’s Degree in Finance.

          Lawrence Ostermayer, 59, joined 1st United Bank in September of 2003 and currently holds the position of Senior Vice President, Credit Administration. Mr. Ostermayer was employed by RBC Centura Bank as Senior Credit Risk Manager – South Florida and Special Loan Group Manager Florida & Georgia from 2002 until joining 1st United. From 1998 until 2002 Mr. Ostermayer worked with Republic Security/Wachovia in Business Banking and Special Assets. Mr. Ostermayer was with Barnett Bank/Bank of America from 1986 until 1998 managing all aspects of the credit process in the Florida counties of Palm Beach, Martin, Okeechobee, and Highlands. Mr. Ostermayer is a graduate of Salem College and holds a Bachelor of Science in Business Administration.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	19

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Overview

          We have a fundamental pay for performance orientation in our executive compensation programs with major components revolving around the achievement of important financial and operational initiatives and influenced by the judgment of the Board and its Compensation Committee.

          In 2003, the executive management team acquired a small (less than $100 million in assets) troubled financial institution and has grown it to one of the 15 largest banks headquartered in Florida. In the past three years alone, our executive management team has: 1) completed an initial public offering that raised over $80 million in additional capital; 2) acquired the assets and liabilities of three failed institutions from the FDIC; 3) expanded our Southeast Florida footprint into the Gulf Coast and the Central Florida markets of Orlando and Tampa Bay; and 4) successfully completed a secondary offering that raised an additional $37 million.

          Specifically, in 2011, 1st United:

▪	Achieved one of its highest core earnings years;

▪

Successfully completed a $37.4 million public follow-on equity offering in an anemic capital market for the banking industry and at a price per share equal to 130% of its IPO price in the fall of 2009;

▪	Achieved among the highest net interest margins in comparison to its public bank benchmark group;

▪	Showed among the lowest ratios of non-performing assets to total assets in comparison to its public bank benchmark group;

▪	Reflected an above average efficiency ratio in comparison to its public bank benchmark group;

▪	Grew total assets by 12% to $1.4 billion;

▪	Acquired the Gulf Coast-based Old Harbor Bank ($210 million in assets) through an FDIC-assisted transaction;

▪	Announced an agreement to acquire the Palm Harbor-based Anderen Bank ($209 million in assets);

▪	Expanded its footprint from Southeast Florida’s major markets to Florida’s coveted Central Florida markets;

▪	Reported a position of having fully 49% of its loan portfolio under loss share indemnification agreements with the FDIC as its counterparty; and

▪	Enjoyed sufficient excess capital to acquire or merge-in additional Florida banks in the future.

          Executive compensation is based on our Company performance in the past year and plans for the new fiscal year. Performance exceeded many expectations in 2011, and the Compensation Committee took the opportunity to reexamine executive compensation. The base salary for Messrs. Orlando, Schupp, and Marino were unchanged from 2010 and incentive pay programs revealed opportunities to be better aligned with performance. Thus, as a result, in December 2011, the Compensation Committee and management reviewed the executive compensation practices, and in light of our pay for performance compensation philosophy, altered our executive compensation programs to be more in line with 1st United’s performance goals as a larger community bank.

Compensation Philosophy

          The Compensation Committee of the Board formulates and administers the compensation program for our executive officers. Mr. Schupp recommends to the Compensation Committee the compensation for the other named executive officers. Our executive compensation program is designed to:

▪	support the creation of long-term shareholder value;

▪	attract, retain and motivate high-quality, high-performing executive leadership with the talent and expertise to foster strong business results and enhance shareholder value; and

▪	avoid imprudent risk-taking.

20	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

          Our principal business requires a careful balance between the interests of strict regulators and the sometimes diverse interests of shareholders and customers. This complex balancing is made even more difficult because our subsidiary, 1st United Bank, is a high growth, commercial bank situated in growing banking markets where it must, among other things, compete with the operations of larger financial service providers while navigating through the challenges of a weaker regional and national economy. In addition, we have implemented a significant merger and acquisition strategy. Significant, often irreversible, decisions affecting the intermediate and long-term future of the business are a consistent part of executive officer decision-making. It is difficult in the short-term to measure precisely the impact that good and bad decisions in these areas will have on long-term prospects, particularly as so many impinging factors are external to us. As a result, it is extremely important for us to attract, develop and retain executive officers with strong business acumen and commercial banking skills, which may not have been necessary to run a “traditional, mature” bank in years past, but are imperative in light of our current strategy, economic environment and circumstances.

          It is important to align the interests of our executive officers and shareholders, therefore it is vital that we provide our executive officers with total compensation that encourages them to make decisions that are designed to support long-term value creation, which will often require substantial outlays of capital, the avoidance of which would otherwise result in the attainment of higher short-term financial results while sacrificing the achievement of long-term shareholder value. Executive officers with proven successful track records, bank acquisition skills, and who know the demands of Florida community banking are extremely valuable and are a limited resource. These individuals are sought after by our competitors. The risks and costs to identify and recruit successor executive officers would be significant.

Benchmarking

          In making compensation decisions with respect to each executive officer’s total compensation opportunity, the Compensation Committee considers the competitive market for executives and compensation opportunities provided by comparable “benchmark” companies. However, it does not target specific levels relative to industry norms (the so-called “percentile” approach). The Compensation Committee uses its business judgment in assessing and using the information.

          We obtain market comparison information from publicly available information for peer and non-peer banking institutions comprised of a set of publicly-held bank holding companies and banks in Florida and Georgia as one source of information for consideration in setting some elements of compensation. In addition to benchmarking, we use certain databases and market studies, such as from SNL Financial, to gauge trends in compensation and relative allocations among the elements of compensation. The benchmarking group includes:

Financial Institution	Total Assets($)*
Ameris Bancorp	2,972,168
Capital City Bank Group, Inc.	2,622,053
CenterState Banks, Inc.	2,062,924
Charter Financial Corporation	1,063,822
Colony Bancorp, Inc.	1,275,658
Fidelity Southern Corporation	1,945,000
Great Florida Bank	1,556,082
Savannah Bancorp, Inc.	1,066,930
Seacoast Banking Corporation of Florida	2,016,381
State Bank Financial Corporation	2,828,579
Southeastern Bank Financial Corporation	1,607,105

*Dollars in thousands. All data was obtained from the respective company’s 2010 Proxy Statement, the latest data available to us when selecting a benchmark for executive compensation for 2011.

          We consider these financial institutions to share some or all of the following characteristics with us: corporate cultures, requisite skill bases, competitive intensity, degree of regulation, operating requirements and capital intensity. This benchmarking group was changed for 2011 compared to 2010 because of industry consolidation, unacceptable financial weakness of a benchmark bank under consideration, and the need to reflect a peer group that is in a range similar in size to the Company.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	21

Compensation Policies

          We believe that it is most appropriate to focus primarily on each executive officer’s total compensation opportunity, ensuring that it is competitive with other similar opportunities, taking into consideration factors such as the character, size, scope, and performance of the Company and 1st United Bank, as well as the elements of compensation that are performance-based. In addition, although executive officers have somewhat different views about the value they attach to the various elements of compensation, in general we believe that our executive officers must place their highest value on future compensation to encourage long-term value creation.

          When allocating total compensation among individual compensation components, it is our practice to make a significant portion of each executive officer’s total compensation opportunity performance-based, reflecting both upside potential and downside risk. In addition, as a means of aligning the interests of our executive officers with the interests of our shareholders and long-term value, we believe that executive officers should have a significant and continuing equity interest in the Company. Beyond these practices, we do not have a formal policy for allocating between elements of compensation. The Compensation Committee does review each compensation component offered to the executive officers to ensure that it is competitive relative to other opportunities and that it meets the Company’s view of fairness, consistency, retention, and motivation.

          We view compensation decisions affecting our founding executive officers (Messrs. Orlando, Schupp, and Marino) separate from our other executive officers. An integral element of our market strategy is to capitalize and leverage the prior experience of our founding executive officers, including their extensive experience with bank mergers and acquisitions, particularly buying, turning-around, and growing troubled banks. In mid-2003, Messrs. Orlando, Schupp, and Marino caused the change of control of a $45 million asset troubled bank with a history of losses, recapitalized it, changed the management, the Board of Directors and the overall business plan of the troubled bank, and renamed the previously troubled bank as “1st United Bank.” We believe these founding executive officers were and are central to our ability to create value, and the Compensation Committee believes it is in our shareholders’ interests that their compensation be structured in a manner which most appropriately encourages desired behaviors to reach desired results.

          The decisions regarding any one of base pay, cash incentive compensation, retirement savings, or equity–based compensation influence decisions regarding the others only to the extent that total compensation opportunity must be competitive with similar opportunities, given our character and growth strategy, and individual performance. Decisions regarding personal benefits and perquisites do not influence decisions regarding other compensation elements. We believe that the perquisites and other personal benefits available to our executive officers are customary offerings for persons in key executive positions in the publicly-traded community banking industry and, as such, are necessary to remain competitive with other opportunities. Further, we believe that perquisites such as club memberships and automobile privileges are also necessary to promote client development and client retention efforts.

          We further believe that there needs to be clarity in the underlying measures that give rise to total compensation for executive officers while striking a balance between strictly formula-driven measures and subjective measures, as a strict focus on the quantitative measures can lead to unintended consequences. The Compensation Committee therefore uses its judgment in recommending executive officer compensation to the Board of Directors.

          We did not engage a compensation consultant in 2011.

Role of Executive Officers in Setting Compensation

          The Compensation Committee reviews and recommends to our Board of Directors for determination the compensation of our founding executive officers, Messrs. Orlando, Schupp, and Marino. Each executive officer annually participates in a performance evaluation. This evaluation is used in determining the overall compensation level of the executive officers. In addition, Mr. Schupp separately submits recommendations to the Compensation Committee regarding Messrs. Jacobson and Ostermayer for use by the Compensation Committee in making recommendations to the Board of Directors concerning their base salary, short-term incentive compensation and long-term incentive and retirement compensation. Mr. Schupp bases his recommendations on the detailed performance of the executives and the data he compiles from the proxy statements of the benchmark peer group. An executive officer may not be present at a meeting of the Compensation Committee where that executive officer’s compensation is being discussed.

22	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

Effect of 2011 Say-on-Pay Vote on Compensation Decisions

          At our 2011 Annual Meeting, our shareholders approved, on a nonbinding advisory basis, executive compensation (a “say-on-pay vote”). Out of the 22,676,157 votes cast (excluding abstentions and broker non-votes), our shareholders cast 22,405,775 shares, or 98.8%, “For” approval of our executive compensation. While the Compensation Committee considered the high approval rate as validation of our approach to executive compensation, as discussed below, the Compensation Committee took certain actions in 2011 to better align compensation with company performance. The Compensation Committee will continue to consider the outcome of the say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Committee Activity in 2011

          The Compensation Committee met four times in 2011, including three executive sessions with only the Compensation Committee members present. During these meetings, the Compensation Committee:

▪	Evaluated the performance of the executive officers.

▪	Reviewed total compensation for executive officers in relation to performance and the benchmark group.

▪

Approved significant revisions to 1st United’s executive compensation arrangements with Messrs. Orlando, Schupp, and Marino, including eliminating the automatic grants of stock options, increasing their base salaries to be more in line with market, capping and providing a limited clawback to the Cash Incentive Plan, providing for annual performance-based restricted stock grant awards, and amending the SERPs. These changes are discussed in more detail below.

▪	Reviewed executive perquisites and found them to be reasonable.

▪	Reviewed and discussed all incentive compensation plans to determine whether excessive risk was created.

▪	Reviewed and recommended minor changes to Director compensation for 2012.

▪	Reviewed and approved the revised benchmark group for 2012.

Compensation Programs Design

          Goals

          Our executive compensation program is designed to:

▪	attract, retain and motivate senior executives and other key employees who are vulnerable to overtures from key competitors and out-of-area banks;

▪	motivate skilled executive officers through compensation plans that promote decisions which are aligned with the long-term interests of shareholders and non-shareholder constituencies;

▪

ensure that executive officers’ efforts (i) represent an appropriate balance between short and long-term goals, as well as between operational and financial measurements, and (ii) focus on meeting the needs of important non-shareholder parties, such as customers, bank regulators and employees, in ways that build long-term value; and

▪	encourage executive officers to act in ways that are consistent with our strategies, risk appetite, interests and core values.

          Impact of Performance on Compensation

          Our executives have extensive experience in buying, integrating, turning-around and growing troubled and healthy banks. Since 2003, we have succeeded with four whole bank transactions (including the Anderen acquisition), one transaction involving select branches, deposit liabilities, and loans, and three failed banks purchased from the FDIC. Our management team also has extensive public company experience, primarily with publicly-held banks. In 2009, the named executive officers accomplished an initial public offering, raised more than $80 million of additional capital, and listed the company’s stock on the NASDAQ Global Market under the symbol “FUBC”. In March 2011, this team raised $34 million in equity capital in a follow on public offering. As of the closing of the Anderen transaction, the Company had more than $1.6 billion in consolidated assets. We believe the named executive officers were and are central to our ability to create value, and the Compensation Committee believes it is in shareholders’ and non-shareholders’ interests that their compensation be structured in a manner which most appropriately encourages desired behaviors in order to reach desired results.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	23

          We believe that future increases in executive compensation should be tied to our success through a combination of base salary, cash incentive compensation, retirement plans, and the potential value of the common stock underlying the named executive officers’ equity-based compensation.

          For details of each named executive officer’s employment agreement with the Company, see the section of this proxy statement entitled “INFORMATION ABOUT EXECUTIVE COMPENSATION.”

Elements of Compensation

          Total Compensation

          Our total compensation consists of four components:

▪	Base salary;

▪	Annual cash incentive compensation;

▪	Equity-based compensation; and

▪	Retirement plans, other benefits and perquisites.

          Base Pay

          We provide our named executive officers with base pay because we recognize that cash is an important component of compensation and is highly-valued by executive officers. Based upon factors such as market comparison data, regional competition and business judgment, we believe that we provide our executive officers with base pay that is competitive with their base pay opportunity at healthy comparable companies.

          Upon their hire in mid-2003, Messrs. Orlando, Schupp, and Marino received an annual base salary of $62,500, $125,000 and $125,000, respectively. This base pay remained unchanged until April 1, 2005 when the Company first achieved $150 million in assets and profitability. Upon reaching these benchmarks, the annual base pay for Messrs. Orlando, Schupp, and Marino was increased to $125,000, $250,000 and $250,000, respectively, in accordance with the terms of their respective employment agreements. Those base salaries were then subject to annual adjustments. For fiscal year 2011, the annual base salaries for Messrs. Orlando, Schupp, and Marino were increased to $134,000, $278,000, and $268,000, respectively, based on the Compensation Committee’s subjective determination that the executives were performing well in their roles. On December 20, 2011, we entered into amended employment agreements with Messrs. Orlando, Schupp, and Marino which increased their annual base salaries, effective January 1, 2012, to $175,000, $350,000, and $315,000, respectively. The increase in 2012 is designed to reward the executives’ successes in growing the Company and to reflect a competitive salary based on the increased asset size and profitability of the Company.

          Mr. Schupp recommends the base pay for each of Messrs. Jacobson and Ostermayer, which is approved by the Compensation Committee. In 2011, Messrs. Jacobson and Ostermayer received a base salary at the annual rate of $190,000 and $147,000, respectively. These base salary amounts are periodically reviewed based on the factors discussed above. Based on this review, effective January 2012, Messrs. Jacobson and Ostermayer received a base salary at the annual rate of $200,000 and $160,000, respectively.

          Cash Incentive Compensation

          We provide our executive officers with a cash incentive opportunity as one element of total compensation opportunity intended to be both “at risk” and performance-based. The Compensation Committee believes that cash incentives for our named executive officers should be tied directly to our earnings performance. Pursuant to their employment agreements, Messrs. Orlando, Schupp, and Marino have each been eligible for a cash incentive earning opportunity equal to one percent, two percent and two percent, respectively, of our consolidated pre-tax earnings, paid quarterly, excluding certain extraordinary items and excluding restructuring charges and other charges relating to mergers, acquisitions or transactions of similar effect, for financial reporting purposes.

24	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

          The Compensation Committee considered factors such as the appropriate balance of cash compensation within the context of total compensation opportunity, the level of incentive needed to motivate executive officers to achieve planned corporate earnings levels, and other factors that the Compensation Committee deemed relevant, including historical cash incentive payments, and determined that the annualized earning opportunity through a cash incentive should range between 75% to 125% of base compensation.

          In 2011, Messrs. Orlando, Schupp, and Marino received $62,800, $125,600, and $125,600, respectively, of total cash incentive compensation pursuant to their employment agreements.

          Mr. Schupp recommends to the Compensation Committee the cash incentive opportunity for Messrs. Jacobson and Ostermayer. For the fiscal year ended December 31, 2011, Mr. Jacobson earned a cash incentive payment of $32,506. Mr. Ostermayer received a cash incentive payment of $10,000. Under the terms of Mr. Jacobson’s employment agreement, he is eligible each quarter for cash incentive compensation through a tailored management incentive compensation program that includes measures of achievement of performance targets: the retention of loan portfolios (26.25%), growth in new lending (26.25%), associated deposit growth (11.25%), achievement of consolidated corporate earnings (10%), fee income (11.25%) and the execution of management responsibilities (15%). Evaluation of the degree to which Mr. Jacobson executed his management responsibilities and achieved his goal is a subjective determination. Such incentive compensation is capped at 50% of Mr. Jacobson’s base salary. In 2011, Mr. Jacobson’s objective goals compared to actual results were as follows:

(Dollars in Thousands)	Goal	Actual

Retention of loan portfolios (26.25%)	$840,000	$774,586
Growth in new lending (26.25%)	82,500	56,597
Associated deposit growth (11.25%)	19,500	41,255
Achievement of consolidated corporate earnings (10%)	8,107	5,954
Fee income (11.25%)	0.330	0.653

Mr. Ostermayer in his senior capacity in the areas of credit and risk management is not eligible for cash incentives under a structured cash incentive program, but is on occasion eligible to receive a cash incentive payment for support services on major projects and initiatives undertaken by us. Mr. Ostermayer’s bonus was discretionary and in consideration of his 2011 performance.

          The amounts set forth above include the cash incentive compensation that the executive officers earned in 2011, which incentive awards are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

          Beginning in 2012, the total bonus payable to Messrs. Orlando, Schupp, and Marino under the Cash Incentive Plan will be limited to the highest base salary paid to any of our named executive officers in the case of Messrs. Schupp and Marino, and 50% of the highest base salary paid to any of our named executive officers in the case of Mr. Orlando. By decreasing the maximum target opportunity for the Cash Incentive Plan from 125% of base compensation to 100%, less relative expense is incurred by us. In addition, each quarter, only 75% of the quarterly cash bonus earned will be paid to the executives. The remaining 25% of the quarterly cash bonus earned will now be withheld by us and will be subject to a clawback as follows: each year, after we have filed our Annual Report on Form 10-K with the Securities and Exchange Commission, we will calculate what Messrs. Orlando, Schupp, and Marino would have earned under the Cash Incentive Plan if the Cash Incentive Plan was based on an annual calculation rather than a quarterly calculation. If we calculate a lower cash bonus payment under the annualized method, then we will reduce the 25% held back under the Cash Incentive Plan accordingly.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	25

          Equity-Based Compensation

          The portion of the executive officers’ total compensation comprised of equity-based compensation is intended to reward longer-term performance, retain the executive officers, allow visibility to the longer-term outcomes of current period decisions, and more closely align the interests of our executive officers with the interests of our shareholders, all of which are intended to support the creation of long-term shareholder value.

          Since 2003, Messrs. Orlando, Schupp, and Marino each received periodic equity awards in the form of non-qualified stock options awarded at fair market value in an amount equal to 3.33% of newly-issued shares of stock issued by us at any point in time, excluding shares of common stock issued as a result of exercised stock options. Any options granted under the employment agreements prior to January 1, 2007 vest immediately and are immediately exercisable. Options granted on or after January 1, 2007 vest 20% on each of the first five anniversaries of the grant date or 10% on each of the first ten anniversaries of the grant date. All outstanding options immediately vest and become exercisable upon (i) termination not for cause, (ii) change of control, or (iii) death or disability. As discussed below, effective January 1, 2012, Messrs. Orlando, Marino, and Schupp no longer receive options upon the issuance of additional shares of our common stock in accordance with their amended employment agreements.

          Messrs. Jacobson and Ostermayer each are eligible to receive periodic equity awards in the form of non-qualified stock options, as recommended by Mr. Schupp and approved by the Compensation Committee and the Board of Directors. Options granted to Messrs. Jacobson and Ostermayer are granted pursuant to the 1st United Bancorp, Inc. 2008 Incentive Plan and vest ratably over seven years on anniversaries of the date of grant. If Messrs. Jacobson’s and Ostermayer’s employment is terminated due to death, disability, or normal or early retirement after age 65, then the executive officer will have 180 days to exercise the options that were exercisable at the date of termination. Upon a change of control, all unvested options immediately vest. If Messrs. Jacobson and Ostermayer are terminated for any other reason, including for “cause,” no unexercised options may be exercised on or after the effective date of termination or, if for cause, once we deliver the termination notice.

          For details of the option grants, see the footnotes to the Summary Compensation Table in the section of this proxy statement entitled “INFORMATION ABOUT EXECUTIVE COMPENSATION.”

          Beginning in 2011, assuming certain annual specified performance goals are met, we will annually grant restricted stock to each of Messrs. Orlando, Schupp, and Marino. Each year, Messrs. Orlando, Schupp, and Marino have the opportunity to earn an award with a value equal to 50% of the highest base salary paid to any of our named executive officers, with the number of shares to be granted being based on the fair market value of our common stock as of the last business day in February after the year in which the award is earned. The award will vest in ten (10) equal annual installments, except that the award will immediately vest if the executive’s employment is terminated not for “cause” (as that term is defined in their employment agreement), there is a “Change of Control” (as that term is defined in their employment agreement), the executive dies or becomes subject to a “Disability” (as that term is defined in their employment agreement). The awards will be determined based on the following metrics:

     Financial Performance (75%)

▪	Pre-tax net income budget achievement (50% weight of the 75%)

▪	Non-performing asset/asset ratio to benchmark group mean (uncovered assets) (20% weight of the 75%)

▪	Net interest margin compared to benchmark group mean (20% weight of the 75%)

▪	Efficiency ratio to benchmark group mean (10% weight of the 75%)

     Operational Performance (25%)

▪	Annual bank safety and soundness examination rating for calendar year (75% weight of the 25%)

▪	Specialty area examination results FDIC loss share, BSA, CRA, IT (25% weight of the 25%)

          Any restricted stock award would be accompanied by a supplemental cash award in the amount of the federal income tax liability of the executive resulting from the restricted stock award. Because the tax liability arises as the shares vest, the supplemental cash award is paid over a ten year period. The supplemental cash award allows the executive to retain all of the shares he receives, rather than having to sell a portion of the shares to satisfy any tax obligation. This supports our philosophy of ownership expectations and aligns the interests of our executives with those of the shareholders.

26	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

          The equity-based compensation was revised in 2011 because the Compensation Committee and the founding executive officers agreed that improvements could be made to better align compensation with Company performance. The previous stock option equity program revolved around capitalization events, whether an equity offering or the issuance of common stock as consideration in an acquisition. Success in such initiatives was the performance indicator. The new stock grant program contains a series of strict, recognized, industry and shareholder-centric financial and operational performance standards. The new program is capped to a fraction of a base salary limitation in recognition that common stock issues will grow significantly given the new size and growth appetite of the institution. The base salary limitation of 50% was tested through scenario development and selected to retain a balance between deferred, long-term equity compensation and other elements of total compensation.

          For the fiscal year ended December 31, 2011, we granted 27,945 shares of restricted stock to each of Messrs. Orlando, Schupp, and Marino. In 2011, Messrs. Orlando, Schupp, and Marino objective goals compared to actual results were as follows:

	Goal	Actual
Financial Performance (75%)
Pre-tax net income (37.5%)	$7,390,000	$5,954,000
Non-performing asset/asset ratio to benchmark (15%)	5.94%	4.01%
Net interest margin compared to benchmark (15%)	3.82%	4.76%
Efficiency ratio compared to benchmark (7.5%)	75.1%	76.8%

Operational Performance (25%) – (Not disclosed)*

*Under federal law, we are prohibited from disclosing examination results to the public. Therefore, our operational performance goals, which include confidential examination results, cannot be disclosed. In 2011, Messrs. Orlando, Schupp, and Marino achieved a total payout of 25% of the total 25% available for operational performance. The operational performance goals are designed to balance risk taking with safety and soundness. There is a risk that payments will not be made at all and a substantial risk that the payments will be made at less than 100% of the target amount. The achievement of the goals may be affected by several factors not entirely controlled by the named executive officers.

          Retirement Plans, Other Benefits and Perquisites

          General. We provide our executive officers with a comprehensive benefits program, which includes health, major medical, life insurance, post-employment compensation, and other personal benefits (perquisites) provided in the employment agreements for Messrs. Orlando, Schupp, and Marino, or as recommended by Mr. Schupp in the case of Messrs. Jacobson and Ostermayer. These benefits are an integral part of the total compensation package for the executive officers, and the aggregate value is included in the information reviewed by the Compensation Committee. In addition, we believe that the intrinsic value placed on personal benefits by the executives is generally greater than the incremental cost of these benefits.

          Benefits Generally Available to Active Employees. Executives are eligible for all health and major medical programs offered to exempt employees, including medical, dental and vision coverage, use of our employee assistance program, short- and long-term disability, and paid time off.

          We maintain one retirement plan, which qualifies for favorable tax treatment under the Internal Revenue Code: a defined contribution 401(k) plan. This plan is available to all Company and 1st United Bank employees. Each of the named executive officers participates in the 401(k) plan.

          Additional Personal Benefits. The Company provides its named executive officers with certain perquisites not generally available to other employees, including:

▪

Supplemental Executive Retirement Plan (See “INFORMATION ABOUT EXECUTIVE COMPENSATION — Pension Benefits” for additional information on this plan) (provided to Messrs. Orlando, Schupp, and Marino only);

▪	club memberships (provided to Messrs. Orlando, Schupp, and Marino only);

▪	automobile privileges; and

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	27

▪	family health and dental benefits (provided to Messrs. Orlando, Schupp and Marino only).

          The personal benefits are considered part of the overall executive compensation program and are presented in this light: (i) as part of the total compensation package recommended by the Compensation Committee and approved by the Board of Directors, (ii) as part of the Compensation Committee’s review of each executive officer’s annual total compensation, and (iii) in compensation discussions with executive officers. The Compensation Committee believes the benefits the Company and the individual derive from these perquisites more than offset their costs.

          Elements of Post-Employment Compensation. We have entered into employment agreements and maintain supplemental executive retirement plans, or “SERPs,” that will require the Company and 1st United Bank to provide compensation to our founding executive officers, Messrs. Orlando, Schupp, and Marino, in the event of a termination of employment or a change in control of the Company or 1st United Bank. We have entered into an employment agreement with Mr. Jacobson, but not Mr. Ostermayer.

          We believe that in a change-in-control situation, it is extremely important to secure the dedicated attention of our executive officers whose personal positions are at stake and to whom other opportunities are readily available. We further believe that change in control arrangements defining specific compensation and benefits payable under such circumstances enable executive officers to put aside personal financial and career objectives and focus on maximizing shareholder value. We also believes that our change in control arrangements improve the likelihood that we will retain Messrs. Orlando, Schupp, Marino, and Jacobson in times of uncertainty.

          We also provide Messrs. Orlando, Schupp, Marino, and Jacobson with termination payments and other benefits upon separation, death or disability. We believe these payments and benefits are fundamental to attracting and retaining qualified executive officers because they enable them to focus on achieving our performance goals without being distracted by career objectives and personal financial goals. For a discussion of these benefits upon termination of employment, see “INFORMATION ABOUT EXECUTIVE COMPENSATION – Payments Upon Termination of Employment.”

          The Compensation Committee regards the change in control and termination payments and benefits payable under the employment agreements and the SERPs as part of the total compensation opportunity available to our executive officers, and these payments and benefits impact decisions made recognizing the retirement benefits available to the executive officers’ other market opportunities.

          The Compensation Committee used its business judgment when considering the appropriateness of the change in control and termination payments available under the employment agreements, taking into account factors such as the opportunities available in the marketplace for executive officers with proven track records, the risks and costs associated with losing key executives in times of uncertainty, the intrinsic value of these payments and benefits to the key executives relative to the expertise and industry experience those executives bring to us, and what the Compensation Committee believes to be the standard practice for banking executives.

          When considering the appropriateness of the payments and benefits available to Messrs. Orlando, Schupp, and Marino under the SERPs, the Compensation Committee used its business judgment to define what it views as a fair benefit ratio for a retirement surrogate plan, based on disability policies, defined contribution retirement plans, and other programs it deemed appropriate. The Compensation Committee also consulted with Equias Alliance, LLC, which gave comfort that the benefit ratio under the SERPs in a change in control scenario is competitive. For a discussion of the benefits payable under the SERPs, see “INFORMATION ABOUT EXECUTIVE COMPENSATION – Pension Benefits.”

          The Compensation Committee has reviewed the achievements of the executive team since 2003 and has assessed the Company’s success in navigating through, what is believed to be, a severe economic recession, in one of the hardest hit states for banking. In doing so, it believes that the Board of Directors has had the opportunity to assess the actual outcomes of the balance of risk and reward that its compensation philosophy, processes and practices, as expressed through the executive officer compensation program established in 2003, have produced. The Compensation Committee is satisfied that the executive officer compensation program reflects a mix of compensation elements that have produced an appropriate balance of risk and reward for the company and its named executive officers.

28	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

Impact of Regulatory Requirements

Tax Deductibility of Compensation

          Section 162(m) of the Internal Revenue Code imposes a $1.0 million limit on the amount that a publicly traded company may deduct for compensation paid to an executive officer who is employed on the last day of the fiscal year. “Performance-based compensation” is excluded from this $1.0 million limitation. A compensation arrangement will not qualify as “performance-based compensation” if the payment to the executive is triggered by termination, whether that be by the company without cause or by the executive due to good reason or retirement. In general, our policy is to provide compensation that we may fully deduct for income tax purposes. However, in order to maintain ongoing flexibility of our compensation programs, our Compensation Committee may from time to time approve annual compensation that exceeds the $1.0 million limitation. We recognize that the loss of the tax deduction may be unavoidable under these circumstances.

Tax and Accounting Considerations

          The Compensation Committee carefully considers the tax impact of our compensation programs on us as well as on our executive officers. The Compensation Committee believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for our shareholders, customers, employees and other important stakeholders. However, in light of the competitive nature of the market for executive talent, the Compensation Committee believes that it is more important to ensure that our executive officers remain focused on building shareholder value than to use a particular compensation practice or structure solely to ensure tax deductibility.

Federal Reserve and FDIC Guidance

          In 2010, the Federal Reserve issued final comprehensive guidance regarding the manner in which banks and bank holding companies pay incentive compensation. In accordance with the final guidance, all banking organizations supervised by the Federal Reserve are required to review the incentive compensation arrangements of: senior executive officers and others responsible for oversight of company-wide activities or material business lines; individual employees, including nonexecutive employees, whose activities may expose the bank to material amounts of risk; and groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the bank to material amounts of risk. Our Compensation Committee has conducted a review to ensure that compensation is structured in a manner so as not to encourage excessive risk-taking.

Report of the Compensation Committee

          We, as a Compensation Committee, have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on that review and discussion, we have recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

2011 Compensation Committee

Paula Berliner (Chair)
Jeffery L. Carrier
Arthur S. Loring
Thomas E. Lynch
Joseph W. Veccia, Jr.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	29

Compensation Committee Interlocks and Insider Participation

          The following non-employee directors were the members of the Compensation Committee of our Board of Directors during 2011: Paula Berliner, Jeffery L. Carrier, Arthur S. Loring, Thomas E. Lynch, and Joseph W. Veccia, Jr. None of the members of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. In addition, there were no “compensation committee interlocks” during 2011.

30	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

INFORMATION ABOUT EXECUTIVE COMPENSATION

Summary Compensation Table

          The following summary compensation table shows compensation information for our principal executive officer, principal financial officer, and our three most highly compensated executive officers as of December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)(1)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Warren S. Orlando Chairman of the Board	2011	134,000	—	164,876	373,832	62,800	—	57,803	793,311
	2010	134,000	15,000		—	38,760	—	49,331	237,091
	2009	130,000	—		988,016	105,750	—	46,200	1,269,966

Rudy E. Schupp	2011	278,000	—	164,876	373,832	125,600	—	44,440	986,748
Chief Executive	2010	278,000	30,000		—	77,520	—	44,336	429,856
Officer	2009	270,000	—		988,016	211,500	—	34,999	1,504,515

John Marino President	2011	268,000	—	164,876	373,832	125,600	—	27,763	960,071
	2010	268,000	30,000		—	77,520	—	28,141	403,661
	2009	260,000	—		988,016	211,500	—	18,433	1,477,949

Wade A. Jacobson	2011	190,000	15,000		52,000	32,506	—	4,288	293,794
Executive Vice	2010	178,500	—		46,575	55,080	—	10,909	291,064
President	2009	170,000	—		—	48,743	—	18,515	237,258

Lawrence Ostermayer Senior Vice President	2011	147,000	10,000		23,400	—	—	11,702	193,102
	2010	140,000	10,000		21,320	—	—	15,920	187,240
	2009	131,000	—		—	—	—	15,800	146,800

(1)

The values for stock option and stock awards in this column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the award may be found in Note 12 and Note 15 to our audited consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. In the case of performance-based restricted stock awards, the value in this column represents the probable outcome of the applicable performance condition. The actual number of stock awards granted on February 29, 2012 based on 2011 results was 27,945 restricted shares to Messrs. Orlando, Schupp and Marino which vest ratably after 10 years beginning with the first anniversary after their grant. The actual number of stock option equity awards granted in 2011 is shown in the “Grants of Plan-Based Awards” table beginning on page 35. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not necessarily reflect the actual value received or to be received by the named executive officers.

(2)

The amounts in this column represent quarterly cash bonuses paid to our named executive officers equal to two percent (for Messrs. Schupp and Marino) and one percent (for Mr. Orlando) of our consolidated pre-tax net income as required by their respective employment agreements. We discuss these agreements in further detail below. For Mr. Jacobson, the amounts in the column relate to the Management Incentive Compensation Program described on page 24.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	31

(3)

The amounts reported in 2011 reflect, for each named executive officer, the sum of (i) the incremental cost to us of all perquisites and other personal benefits; and (ii) amounts contributed by us to the 401(k) plan. The following table outlines (i) those perquisites and other personal benefits and (ii) additional all other compensation required by the Securities and Exchange Commission rules to be separately quantified:

Name	401(k) Match	Club Dues	Automobile*	Healthcare Premiums
Warren S. Orlando	$2,010	$36,398	$2,259	$17,136
Rudy E. Schupp	3,790	17,326	2,875	20,449
John Marino	3,675	925	2,714	20,449
Wade A. Jacobson	2,828	—	1,463	—
Lawrence Ostermayer	2,082	—	9,600	—

*Personal use of automobile taxable benefit for Messrs. Schupp, Orlando, Marino and Jacobson; automobile allowance for Mr. Ostermayer.

Grants of Plan-Based Awards

          The following table provides information concerning grants of awards made to our named executive officers for the year ended December 31, 2011:

								All Other Stock Awarded: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Stock or Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Future Payouts Under Nonequity Incentive Plan Awards
					Estimated Future Payouts Under Equity Incentive Plan Awards

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Name	Grant Date
	12-20-11					$175,000
	3-22-11							—	166,667	6.50	324,634
Rudy E. Schupp	4-12-11							—	25,000	6.50	49,198

	12-20-11					$175,000
	3-22-11							—	166,667	6.50	324,634
Warren S. Orlando	4-12-11							—	25,000	6.50	49,198

	12-20-11					$175,000
	3-22-11							—	166,667	6.50	324,634
John Marino	4-12-11							—	25,000	6.50	49,198

Wade A. Jacobson	1-3-11								20,000	6.91	52,000
Lawrence Ostermayer	1-3-11								9,000	6.91	23,400

          We have entered into written employment agreements with each of our named executive officers except Mr. Ostermayer. Below is a description of the material terms of these employment agreements.

          Warren S. Orlando

          On March 4, 2004, we and 1st United Bank entered into an Employment Agreement with Mr. Orlando. That agreement was amended on November 16, 2007, December 18, 2008, December 20, 2011, and January 24, 2012. Mr. Orlando serves as our and 1st United Bank’s Chairman. His agreement is for a continuously renewing three-year period and, effective January 1, 2012, provides for a minimum annual base salary of $175,000, and his salary must always be equal to 50% of the highest annual rate paid to any named executive officer. In addition, Mr. Orlando is entitled to one percent of our consolidated pre-tax net income as discussed above under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis-Elements of Compensation - Cash Incentive Compensation.”

          Mr. Orlando is entitled to participate in all of the employee benefit programs and certain retirement perquisites generally available to our executive officers, including benefits under our SERP.

32	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

          Prior to December 31, 2011, Mr. Orlando was entitled to grants of stock options in an amount equal to three and one-third percent (3.33%) of the shares of Common Stock issued by us from time to time, excluding any shares of Common Stock issued as a result of Mr. Orlando’s exercise of options. Any options granted to Mr. Orlando prior to January 1, 2007 pursuant to this provision of his employment vested immediately and are exercisable on the grant date. Any options granted on or after January 1, 2007 vest in equal installments over a 5-year period, or 20% each year, from the date of grant or over 10 years, or 10% each year from the date of grant. All unvested options become immediately vested and exercisable upon (i) Mr. Orlando’s termination not for cause, (ii) a change of control, or (iii) Mr. Orlando’s death or disability.

          Beginning in 2011, Mr. Orlando is eligible to receive annual performance-based grants of restricted stock in a maximum amount equal to 50% of the highest base salary paid to any of our named executive officers. The total number of restricted shares granted will be based on the fair market value of our common stock as of the last business day in February after the year in which the award is earned. The restricted stock will vest in 10 equal annual installments, except that the award will immediately vest if Mr. Orlando’s employment is terminated “without cause”, in the event of a “change of control”, death, and Disability (as those terms are defined in his employment agreement). The award will be determined based on the certain metrics and weightings as discussed in more detail above under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis-Elements of Compensation - Equity-Based Compensation.”

          All decisions concerning Mr. Orlando’s employment and/or termination require the prior written consent of at least eighty percent of the entire Board of Directors (not including Mr. Orlando). Mr. Orlando is entitled to certain severance benefits if his employment is terminated upon a change of control or if he resigns within 90 days of any of the following (“without cause”): (a) failure of our or 1st United’s Board to re-elect him as Chairman; (b) failure to be re-elected to our or 1st United’s Board; (c) material failure (after proper notice and failure to cure) by us or 1st United Bank with respect to Mr. Orlando’s duties; (d) material breach by us or 1st United Bank of the terms of his employment agreement (including salary and benefits having a material adverse effect on Mr. Orlando’s compensation); (e) relocation of principal place of employment outside of Palm Beach County, Florida; (f) acceptance by the Board of Mr. Orlando’s resignation from the Board tendered pursuant to our Bylaws as a result of Mr. Orlando receiving more “withhold” votes than “for” votes in an uncontested election of directors; or (g) any other reason that is not a “for cause” termination.

          Rudy E. Schupp

          On March 4, 2004, we and 1st United Bank entered into an Employment Agreement with Mr. Schupp. That agreement was amended on November 16, 2007, December 18, 2008, and December 20, 2011. Mr. Schupp serves as our Chief Executive Officer and as Chief Executive Officer and President of 1st United Bank. His agreement is for a continuously renewing three-year period and, effective January 1, 2012, provides for a minimum annual base salary of $350,000. In addition, Mr. Schupp is entitled to two percent of our consolidated pre-tax net income as discussed above under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Elements of Compensation - Cash Incentive Compensation.”

          Mr. Schupp is entitled to participate in all of the employee benefit programs and perquisites generally available to our executive officers, including benefits under our SERP.

          Prior to December 31, 2011, Mr. Schupp was entitled to grants of stock options in an amount equal to three and one-third percent (3.33%) of the issued and outstanding shares of our Common Stock from time to time, excluding any shares of Common Stock outstanding as a result of Mr. Schupp’s exercise of options. Any options granted to Mr. Schupp prior to January 1, 2007 pursuant to this provision of his employment vested immediately and are exercisable on the grant date. Any options granted on or after January 1, 2007 vest in equal installments over a 5-year period, or 20% each year, from the date of grant or over 10 years, or 10% each year from the date of grant. All unvested options become immediately vested and exercisable upon (i) Mr. Schupp’s termination not for cause, (ii) a change of control, or (iii) Mr. Schupp’s death or disability.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	33

          Beginning in 2011, Mr. Schupp is eligible to receive annual performance-based grants of restricted stock in an amount equal to a maximum 50% of the highest base salary paid to any of our named executive officers. The total number of restricted shares granted will be based on the fair market value of our common stock as of the last business day in February after the year in which the award is earned. The restricted stock will vest in 10 equal annual installments, except that the award will immediately vest if Mr. Schupp’s employment is terminated “without cause”, in the event of a “change of control”, death, and Disability (as those terms are defined in his employment agreement). The award will be determined based on the certain metrics and weightings as discussed in more detail above under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Elements of Compensation - Equity-Based Compensation.”

          All decisions concerning Mr. Schupp’s employment and/or termination require the prior written consent of at least eighty percent of the entire Board of Directors (not including Mr. Schupp). Mr. Schupp is entitled to certain severance benefits if his employment is terminated upon a change of control or if he resigns within 90 days of any of the following (“without cause”): (a) failure of either our Board to re-elect him as Chief Executive Officer or 1st United Bank’s Board to re-elect him as Chief Executive Officer and President; (b) failure to be re-elected to either our or 1st United Bank’s Board; (c) material failure (after proper notice and failure to cure) by us or 1st United Bank with respect to Mr. Schupp’s duties; (d) material breach by us or 1st United Bank of the terms of his employment agreement (including salary and benefits having a material adverse effect on Mr. Schupp’s compensation); (e) relocation of principal place of employment outside of Palm Beach County, Florida; ; (f) acceptance by the Board of Mr. Schupp’s resignation from the Board tendered pursuant to our Bylaws as a result of Mr. Schupp receiving more “withhold” votes than “for” votes in an uncontested election of directors; or (g) any other reason that is not a “for cause” termination.

          John Marino

          On March 4, 2004, we and 1st United Bank entered into an Employment Agreement with John Marino. That agreement was amended on November 16, 2007, December 18, 2008, and December 20, 2011. Mr. Marino serves as our President and Chief Operating Officer and as Chief Operating Officer and Chief Financial Officer of 1st United Bank. His agreement is for a continuously renewing three-year period and provides for a minimum annual base salary of $315,000, and his salary must always be equal to 90% of the highest annual rate paid to any named executive officer. In addition, Mr. Marino is entitled to two percent of our consolidated pre-tax net income as discussed above under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Elements of Compensation - Cash Incentive Compensation.”

          Mr. Marino is entitled to participate in all of the employee benefit programs and perquisites generally available to our executive officers, including benefits under our SERP.

          Prior to December 31, 2011, Mr. Marino was entitled to grants of stock options in an amount equal to three and one-third percent (3.33%) of the issued and outstanding shares of our Common Stock from time to time, excluding any shares of Common Stock outstanding as a result of Mr. Marino’s exercise of options. Any options granted to Mr. Marino prior to January 1, 2007 pursuant to this provision of his employment vested immediately and are exercisable on the grant date. Any options granted on or after January 1, 2007 vest in equal installments over a 5-year period, or 20% each year, from the date of grant or over 10 years, or 10% each year from the date of grant. All unvested options become immediately vested and exercisable upon (i) Mr. Marino’s termination not for cause, (ii) a change of control, or (iii) Mr. Marino’s death or disability.

          Beginning in 2011, Mr. Marino is eligible to receive annual performance-based grants of restricted stock in an amount equal to a maximum 50% of the highest base salary paid to any of our named executive officers. The total number of restricted shares granted will be based on the fair market value of our common stock as of the last business day in February after the year in which the award is earned. The restricted stock will vest in 10 equal annual installments, except that the award will immediately vest if Mr. Marino’s employment is terminated “without cause”, in the event of a “change of control”, death, and Disability (as those terms are defined in his employment agreement). The award will be determined based on the certain metrics and weightings as discussed in more detail above under “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Elements of Compensation - Equity-Based Compensation.”

          All decisions concerning Mr. Marino’s employment and/or termination require the prior written consent of at least eighty percent of the entire Board of Directors (not including Mr. Marino). Mr. Marino is entitled to certain severance benefits if his employment is terminated upon a change of control or if he resigns within 90 days of any of the following (“without cause”): (a) failure of either our Board to re-elect him as President or 1st United Bank’s Board to re-elect him as Chief Operating Officer and Chief Financial Officer; (b) failure to be re-elected to our or 1st

34	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

United Bank’s Board; (c) material failure (after proper notice and failure to cure) by us or 1st United Bank with respect to Mr. Marino’s duties; (d) material breach by us or 1st United Bank of the terms of his employment agreement (including salary and benefits having a material adverse effect on Mr. Marino’s compensation); (e) relocation of principal place of employment outside of Palm Beach County, Florida; (f) acceptance by the Board of Mr. Marino’s resignation from the Board tendered pursuant to our Bylaws as a result of Mr. Marino receiving more “withhold” votes than “for” votes in an uncontested election of directors; or (g) any other reason that is not a “for cause” termination.

          Wade A. Jacobson

          On December 22, 2009, 1st United Bank entered into an employment agreement with Mr. Jacobson, which was amended on February 8, 2012. Mr. Jacobson’s employment agreement was effective as of January 1, 2010 and had an initial term of one year. Thereafter, the employment agreement automatically renews for successive one-year terms. Mr. Jacobson must receive a minimum annual base salary of $170,000. In addition, he is entitled to cash incentive compensation at the end of each calendar quarter of 1st United Bank, in an amount as determined pursuant to a Management Incentive Compensation Plan. Mr. Jacobson can earn a maximum of 50% of his base compensation as an annual bonus based on quarterly targets for new loan and deposit production, management responsibilities and overall bank earnings. Mr. Jacobson is entitled to the following severance benefits if his employment is terminated upon a change of control or for other than cause: (a) an amount equal to 12 months base salary; (b) an amount equal to the average annual cash incentive compensation with respect to the average for the two immediately preceding years; and (c) reimbursement of up to $1,000 per month for continuation of health coverage under COBRA for up to 12 months after the date of termination.

          Lawrence Ostermayer

          We have not entered into an employment agreement with Mr. Ostermayer.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	35

Outstanding Equity Awards at Fiscal Year-End 2011

          The following table provides information, for our named executive officers, on stock option holdings at December 31, 2011.

	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Warren S. Orlando	34,448	—		—	$10.60	7/1/2013
	53,333	—		—	12.50	4/30/2014
	69,335	—		—	13.50	12/19/2015
	25,722	38,583	(1)	—	14.50	3/1/2018
	36,000	24,000	(2)	—	7.00	9/30/2018
	93,333	373,333	(1)	—	5.40	9/17/2019
	14,000	56,000	(1)	—	5.40	10/6/2019
	33,333	133,334	(2)	—	6.50	3/22/2021
	2,500	22,500	(1)	—	6.50	4/12/2021

Rudy E. Schupp	34,448	—		—	10.60	7/01/2013
	53,333	—		—	12.50	4/30/2014
	69,335	—		—	13.50	12/19/2015
	25,722	38,583	(1)	—	14.50	3/01/2018
	36,000	24,000	(2)	—	7.00	9/30/2018
	93,333	373,333	(1)	—	5.40	9/17/2019
	14,000	56,000	(1)	—	5.40	10/06/2019
	33,333	133,334	(2)	—	6.50	3/22/2021
	2,500	22,500	(1)	—	6.50	5/22/2021

John Marino	34,448	—		—	10.60	7/01/2013
	53,333	—		—	12.50	4/30/2014
	69,335	—		—	13.50	12/19/2015
	25,722	38,583	(1)	—	14.50	3/01/2018
	36,000	24,000	(2)	—	7.00	9/30/2018
	93,333	373,333	(1)	—	5.40	9/17/2019
	14,000	56,000	(1)	—	5.40	10/6/2019
	33,333	133,334	(2)	—	6.50	3/22/2021
	2,500	22,500	(1)	—	6.50	3/22/2021

Wade A. Jacobson	1,000	—		—	12.50	3/01/2014
	1,000	—		—	10.60	7/23/2014
	3,500	—		—	13.50	12/13/2015
	999	2,501	(3)	—	7.20	5/01/2019
	2,857	7,143	(3)	—	5.65	10/29/2019
	2,857	17,143	(3)	—	6.91	1/03/2021

Lawrence Ostermayer	1,000	—		—	10.60	9/22/2013
	1,000	—		—	12.50	7/01/2014
	2,000	—		—	13.50	12/13/2015
	571	1,429	(3)	—	7.20	5/01/2019
	1,999	5,001	(3)	—	5.65	10/29/2019
	1,285	7,715	(3)	—	6.91	1/03/2021

36	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

(1)	Vest ratably over 10 years (10% per year).

(2)	Vest ratably over 5 years (20% per year).

(3)	Vest ratably over 7 years (14.29% per year).

Option Exercises and Stock Vested

None

Pension Benefits

          We provide to Messrs. Orlando, Schupp, and Marino retirement benefits under our SERPs, a non-qualified plan. The key provisions of the SERPs are summarized below.

          Monthly Benefit

          For Messrs. Orlando, Schupp and Marino, upon separation from service, for reasons other than death, constructive early termination, disability, change in control, or termination for cause, on or after their normal retirement age, which for Mr. Orlando means his 75th birthday, for Mr. Schupp means his 65th birthday and for Mr. Marino his 55th birthday, each will receive 30% of the average of the two (2) highest annual rates of base salary paid by us and/or 1st United Bank to any of our named executive officers during the five (5) calendar years preceding such separation from service. For purposes of the description of the SERP, these calculations will be referred to as the “Final Base Salary.” Additionally, beginning in 2013, the amount of the annual normal retirement benefit payable will increase from 30% of Final Base Salary to a maximum of 60% of Final Base Salary for separations occurring in 2018 or thereafter, in 5% annual increments.

          Early Retirement Benefit

          If the founding named executive officer elects to retire or is terminated prior to normal retirement age and change-in-control, for any reason other than death, constructive early termination, termination for cause, or disability, the executive officer shall receive 30% of Final Base Salary subject to the following vesting schedule:

Full Calendar Years Subsequent to the Vesting Commencement Date (July 1, 2006)	Vested Portion of Benefit
1	20.0%
2	40.0%
3	47.5%
4	55.0%
5	62.5%
6	70.0%
7	77.5%
8	85.0%
9	92.5%
10 or more	100.0%

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	37

          Additionally, beginning in 2013, the amount of the annual normal retirement benefit payable will increase from 30% of Final Base Salary to a maximum of 60% of Final Base Salary for separations occurring in 2018 or thereafter, in 5% annual increments.

          Vesting

          Vesting commenced on July 1, 2006, which was the first day of the calendar month following the calendar quarter in which we first had consolidated total assets of at least $250 million.

          Change in Control Benefit

          Upon a change in control, the founding named executive officers will receive 70% of the average of the two (2) highest annual amounts of Total Cash Compensation paid by us and/or 1st United Bank to any of our named executive officers during the five (5) full calendar years preceding the change in control (“Final Total Cash Compensation”), payable each year for a period of 20 years.

          Death and Disability Benefit

          If the founding named executive officer dies or incurs a Disability while in our or 1st United Bank’s active service, the executive officer or his estate will receive 70% of his Final Base Salary for a period of 20 years.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Rudy E. Schupp	SERP	5	$473,783	—
Warren S. Orlando	SERP	5	$403,868	—
John Marino	SERP	5	$398,035	—
Wade A. Jacobson	N/A	—	—	—
Lawrence Ostermayer	N/A	—	—	—

Payments Upon Termination of Employment

          The compensation payable to each named executive officer in the event of a termination of employment or a change in control of the Company or 1st United Bank is listed in the tables below. In the table below, it is assumed that the applicable event occurred on December 31, 2011.

Termination and Change of Control Payments for Warren Orlando
Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement Prior to Age 75		Normal Retirement at Age 75 (2)		Without Cause or Good Reason Termination		Change of Control(6)		For Cause Termination	Death		Disability
Compensation
Cash Compensation	$—		$—		$—		$1,328,250	(5)	$1,328,250	(5)	$—	$43,750	(8)	$1,835,253	(9)

Benefits and Perquisites
Supplemental Executive Retirement Plan	403,868	(1)	403,868	(1)	2,440,745	(3)	2,973,092	(7)	3,994,112	(7)	—	3,994,112	(7)	2,973,092	(7)
Life Insurance and Disability	—		—		9,000	(4)	9,000	(4)	9,000	(4)	—	—		—
Health and Dental Care	—		—		179,000	(4)	179,000	(4)	179,000	(4)	—	179,000	(4)	—
280G Tax Gross-Up	—		—		—		—		—		—	—		—
Total	$403,868		$403,868		$2,628,745		$4,489,342		$5,510,362		$—	$4,216,862		$4,808,345

38	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

Termination and Change of Control Payments for Rudy Schupp
Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement Prior to Age 65		Normal Retirement at Age 65 (2)		Without Cause or Good Reason Termination		Change of Control(6)		For Cause Termination	Death		Disability
Compensation
Cash Compensation	$—		$—		$—		$1,328,250	(5)	$1,328,250	(5)	$—	$119,000	(8)	$3,748,354	(9)

Benefits and Perquisites
Supplemental Executive Retirement Plan	473,783	(1)	473,783	(1)	1,847,181	(3)	3,285,092	(7)	3,994,112	(7)	—	3,994,112	(7)	3,285,092	(7)
Life Insurance and Disability	—		—		9,000	(4)	9,000	(4)	9,000	(4)	—	—		—
Health and DentalCare	—		—		213,000	(4)	213,000	(4)	213,000	(4)	—	213,000	(4)	—
280G Tax Gross- Up	—		—		—		—		—		—	—		—
Total	$473,783		$473,783		$2,069,181		$4,835,342		$5,544,362		$—	$4,326,112		$7,033,446

Termination and Change of Control Payments for John Marino
Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement Prior to Age 55		Normal Retirement at Age 55 (2)		Without Cause or Good Reason Termination		Change of Control(6)		For Cause Termination	Death		Disability
Compensation
Cash Compensation	$—		$—		$—		$1,328,250	(5)	$1,328,250	(5)	$—	$110,150	(8)	$3,670,505	(9)

Benefits and Perquisites
Supplemental Executive Retirement Plan	398,035	(1)	398,035	(1)	2,662,741	(3)	2,863,888	(7)	3,994,112	(7)	—	3,994,112	(7)	2,863,888	(7)
Life Insurance and Disability	—		—		9,000	(4)	9,000	(4)	9,000	(4)	—	—		—
Health and Dental Care	—		—		213,000	(4)	213,000	(4)	213,000	(4)	—	213,000	(4)	—
280G Tax Gross-Up	—		—		—		—		—		—	—		—
Total	$398,035		$398,035		$2,884,741		$4,414,138		$5,544,362		$—	$4,317,262		$6,534,393

Termination and Change of Control Payments for Wade Jacobson
Executive Benefits and Payments Upon Termination	Voluntary Resignation	Without Cause Termination	Change of Control (11)	For Cause Termination	Death	Disability
Compensation
Base Salary ($190,000)	$—	$190,000	$190,000	$—	$—	$—
Management Incentive Plan	—	51,293	51,293	—	—	—
Benefits and Perquisites
Life Insurance and Disability	—	—	—	—	—	—
Health Care	—	12,000	12,000	—	—	—
Dental Care	—	—	—	—	—	—
280G Tax Gross-Up	—	—	—	—	—	—
Total	$—	$253,293	$253,293	$—	$—	$—

(1)

The estimated present value amount relating to the Supplemental Executive Retirement Plan (“SERP”) in the above tables is based on (i) 62.5% vesting of the benefits, (ii) an annual benefit equal to the average of the two highest annual rates of base salary paid by the Company or 1st United Bank to any of the Company’s named executive officers during the five fiscal years preceding the triggering event, (iii) an assumed discount rate of 5.0%, and (iv) payments continuing for 20 years.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	39

(2)

Assumes the executives were the age indicated in the column heading on December 31, 2011. In addition, under Mr. Marino’s employment agreement, 55 is considered early retirement age but normal retirement age under the SERP. However, under Mr. Marino’s employment agreement, the Board of Directors can decide that retirement at 55 will be considered normal retirement age. Mr. Marino’s normal retirement column assumes the Board of Directors has made this determination.

(3)

The estimated present value amount relating to the SERP in the above table is based on (i) an annual benefit equal to the average of the two highest annual rates of base salary paid by the Company or 1st United Bank to any of the Company’s named executive officers during the five fiscal years preceding the triggering event, (ii) an assumed discount rate of 5.0%, and (iii) payments continuing for 20 years.

(4)	Assumes (i) insurance will be continued for the executive for a period of 15 years, (ii) the current cost for such insurance, and (iii) an assumed discount rate of 5.0%.

(5)

In the event of a without cause termination, a good reason termination by the executive officer or a change of control, the underlying employment agreements provide for severance payments for each of the three executive officers equivalent to the amount shown.

(6)

Even though the term “change of control” is defined differently in the executive’s employment agreement and the SERP, this table assumes the change of control event meets the requirements of both definitions.

(7)

The estimated present value amount relating to the SERP in the above table is based on (i) an annual benefit equal to 70% of the average if the two highest Total Cash Compensation (as defined in the executive’s employment agreement) paid by the Company or 1st United Bank to any of our named executive officers with respect to the five full fiscal years of the Company immediately preceding the year in which the triggering event occurs, (ii) an assumed discount rate of 5.0%, and (iii) payments continuing for 20 years.

(8)	The executive will receive pay equal to three months of his base salary and three months of his cash incentive compensation.

(9)	The executive will receive, if disabled, 75% of his highest cash compensation of the last three years. For purposes of this schedule, 15 years of payout was assumed with a discount rate of 5%.

          Below is a description of the assumptions that were used in creating the tables above. Unless otherwise noted, the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination or change in control.

          Involuntary Not For Cause Termination or Termination for Good Reason. Messrs. Orlando, Schupp, and Marino will each be entitled to certain benefits as described in the table above if his employment is terminated by us for reasons other than cause or by the executive for good reason. A termination is for cause if it is for any of the following reasons:

▪	the executive intentionally engages in dishonest conduct in connection with his performance of services for the Company or 1st United Bank resulting in his conviction of a felony;

▪	the executive is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude;

▪	the executive willfully fails or refuses to perform his duties under his employment agreement;

▪	the executive breaches his fiduciary duties to the Company or 1st United Bank for personal profit; or

▪

the executive willfully breaches or violates any law, rule or regulation (other than traffic or boating violations or similar offenses), or a final cease and desist order in connection with his performance of services for the Company or 1st United Bank.

          A termination by Messrs. Orlando, Schupp, and Marino is for good reason if it is for any of the following reasons:

▪

the failure of the Board of Directors of either the Company or 1st United Bank to appoint or re-appoint or elect or re-elect the executive to the offices he currently holds (or a more senior office, if any);

▪	the failure of the shareholders of the Company or 1st United Bank to elect or re-elect the executive to the Board of Directors of the Company or 1st United Bank;

▪	the failure of the Board of Directors or the governance committee of the Company or 1st United Bank to nominate the executive for such election or re-election;

▪	a material diminution in the executive’s duties, functions and responsibilities;

▪	a material breach of the executive’s employment agreement or as to any other compensation or benefit program in which the executive participates;

▪	the relocation of the executive’s principal place of employment, without his written consent, to a location outside of Palm Beach County, Florida; or

40	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

▪

Acceptance by the Board of Directors of the executive’s resignation from the Board of Directors tendered by the executive solely as a result of the executive receiving more “withhold” votes than “for” votes in an uncontested election of directors.

          Mr. Jacobson is entitled to certain benefits as described in the table above if his employment is terminated by us for reasons other than death, disability, or for cause. Termination for cause under Mr. Jacobson’s employment agreement means termination due to personal dishonesty, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final removal and prohibition order, final cease-and-desist order, or material breach of any provision of his employment agreement or any event that would make Mr. Jacobson ineligible for employment by an insured depository institution under Section 19 of the Federal Deposit Insurance Act, as amended.

          Payments upon a Termination in Connection with a Change of Control. The executive will be entitled to certain benefits as described in the tables above if the executive’s employment is terminated by us after a change of control. The definition of change of control is different under the executive employment agreements and the supplemental executive retirement program agreements.

          Under each of Messrs. Orlando’s, Schupp’s, and Marino’s employment agreement, a change of control means:

1.	approval by our shareholders of a transaction that would result in the reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction:

          (a) following which at least 50.1% of the common stock, equity ownership interests, or combined voting power of the surviving entity are beneficially owned in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned at least 50.1% of the outstanding common stock, equity ownership interests or combined voting power in the Company as appropriate;

          (b) in which no person, or persons acting in concert, beneficially own 20% or more of the outstanding common stock or equity ownership interests in, or 20% or more of the combined voting power of the securities entitled to vote generally in the election of directors of, the surviving entity; and

(c) in which at least a majority of the members of the Board of Directors of the entity resulting from such transaction were members of the Board of Directors of the Company;

2.

the acquisition of all or substantially all of the assets of the Company or beneficial ownership of 20% or more of the outstanding securities or of the combined voting power of the outstanding securities of the Company entitled to vote generally in the election of directors or approval by the shareholders of the Company of any transaction which would result in such an acquisition;

3.	a complete liquidation or dissolution of the Company or approval by our shareholders of such a liquidation or dissolution;

4.	the occurrence of any event if, immediately following such event, at least 50% of the members of our Board of Directors (or our successor) were not members prior to the transaction; or

5.	the occurrence of any of the prior listed events involving 1st United Bank.

          Under Mr. Jacobson employment agreement, a change in control means the acquisition by any person (other than 1st United Bank or and 1st United Bank employee benefit plan, including its trustee) of beneficial ownership of 50% or more of the combined voting power of the then outstanding securities of 1st United Bancorp, Inc. entitled to vote generally in the election of directors.

A change in control under the SERP agreement occurs when:

▪	one person or a group acquires stock that, combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the Company;

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	41

▪

during any 12-month period, either (x) any person or group acquires stock possessing 35% of the voting power of the Company or 1st United Bank, or (y) the majority of the Board of Directors of the Company or 1st United Bank is replaced by persons whose appointment or election is not endorsed by a majority of the Board of Directors; or

▪

a person or a group acquires, during any 12-month period, assets of the Company or 1st United Bank having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the respective corporation’s assets.

          The compensation payable to Messrs. Jacobson and Ostermayer in the event of a termination of employment or a change of control of the Company or 1st United Bank is listed in the table below.

          Under the terms of each of our stock option plans, all outstanding stock options automatically accelerate and become immediately exercisable upon a change of control. Additionally, all options granted to each of Messrs. Orlando, Schupp, and Marino prior to December 31, 2011 under their previous employment agreements automatically accelerate and become immediately exercisable upon (a) termination of their employment for reasons other than for cause, (b) a change of control, (c) death, or (d) disability. Assuming any of the foregoing triggering events had occurred on December 31, 2011 and that the executive exercised the full amount of his awards, the cash value of the accelerated awards (based on the stipulated value of a share of the Company common stock of $5.55 at December 31, 2011) would have been as follows:

Name	Value of Accelerated Equity Awards
Warren S. Orlando	$80,500
Rudy E. Schupp	80,500
John Marino	80,500
Wade E. Jacobson	—
Lawrence Ostermayer	—

280G Tax Gross-up

          Upon a change in control of the Company or 1st United Bank, the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. We have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G excise taxes.

42	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

PROPOSAL 2

NONBINDING ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

          We believe that our executive compensation program is designed to retain and motivate high-quality executive leadership with the talent to support the creation of long-term shareholder value. As we detail above in the Compensation Discussion and Analysis, we have structured these plans such that significant elements of the total executive compensation package (cash and equity pay elements) are “at risk” elements which provide both upside potential and downside risk ensuring that management’s interests are aligned with those of shareholders.

          The Board of Directors asks that shareholders consider the following:

▪	1st United concluded 2011 in the face of a difficult economic downturn with more than $66 million of capital in excess of what is defined as “well capitalized” levels by our regulators;

▪

1st United integrated one significant acquisition and completed another acquisition in 2011 expanding its banking system to 19 banking centers (although these acquisitions resulted in expected seven figure one-time charges and costs);

▪	1st United, despite the difficult economy, grew total assets $154 million, or 12%, in 2011; and

▪	1st United had net income of $3.7 million for the year ended December 31, 2011.

          Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of our executive compensation program.

          In accordance with Section 14A of the Exchange Act and as a matter of good corporate practice, we are asking for our shareholders to approve the following resolution:

“RESOLVED, that the compensation paid to 1st United Bancorp, Inc.’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

          Your vote on this proposal is advisory and will not be binding upon our Board of Directors. The Compensation Committee of our Board of Directors, however, will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables, and narrative discussion of executive compensation in this Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires directors and executive officers and any persons who own more than 10% of a class of stock registered under Section 12 of the Exchange Act to file reports with the Securities and Exchange Commission with respect to their ownership of the class of stock. Directors, executive officers, and persons owning more than 10% of a registered class of stock are required to furnish the Company with copies of all Section 16(a) reports they file.

          Based solely upon on a review of these reports received by us for 2011 and any written representations from reporting persons, we believe that during 2011 each required Section 16(a) report for 2011 was filed on time.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	43

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee of 1st United Bancorp, Inc. (the “Company”) operates under a written charter adopted by the Board of Directors and is published on the Investor Relations section of the Company’s Web site at www.1stunitedbankfl.com. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2011 and particularly with regard to the Company’s audited consolidated financial statements as of December 31, 2011 and 2010 and for the three years ended December 31, 2011.

          The Audit Committee selects the Company’s independent registered public accounting firm and meets with the Company’s independent registered public accounting firm to discuss the scope and review the results of the annual audit. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s Charter.

          All of the directors who serve on the Audit Committee are “independent” for purposes of the NASDAQ Stock Market independence standards. That is, the Board of Directors has determined that none of the members of the Committee has any relationship to the Company that may interfere with his independence from the Company and its management.

          The Audit Committee reviewed the Company’s 2011 audited financial statements and met with both management and Crowe Horwath LLP, the Company’s independent registered public accounting firm for 2011, to discuss those financial statements. Management represented to us that the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America. The Committee discussed with Crowe Horwath LLP the matters required to be discussed under professional Standards, AU Section 380, “Communication with Audit Committees” as amended by the Public Company Accounting Oversight Board. The Committee also received from and discussed the written disclosures and the letter from Crowe Horwath LLP required by the Public Company Accounting Oversight Board regarding Crowe Horwath LLP’s communications with the Audit Committee concerning independence.

          On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Jeffery L. Carrier, Chairman
Ronald A. David
Thomas E. Lynch

          This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or Exchange Act, and shall not otherwise be deemed filed under these Acts.

44	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe Horwath LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Crowe Horwath LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

          Shareholder ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirement. However, the Board of Directors is submitting the appointment of Crowe Horwath LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our shareholders’ best interests.

The Board of Directors unanimously recommends a vote “FOR” the ratification of our appointment of Crowe Horwath LLP as our independent registered public accounting firm for the current fiscal year.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	45

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

          The following table presents fees for professional audit services rendered by Crowe Horwath LLP for the audit of our annual financial statements and other professional services provided for the years ended December 31, 2011 and 2010.

Type of Fees	2011	2010
Audit Fees (1)	$220,000	$185,000
Audit-Related Fees (2)	130,144	44,750
Tax Fees (3)	25,190	20,250
All Other Fees	—	28,030
Total	$375,334	$278,030

(1)

Audit fees for 2011 and 2010 consist of professional services rendered for the annual audit of our financial statements and review of financial statements included in our quarterly reports, and accounting consultation.

(2)	Audit-related fees for 2011 and 2010 consist of fees paid to Crowe Horwath LLP related to our acquisitions and registration statements.

(3)	Tax fees for 2011 and 2010 consist solely of fees related to preparing the 2011 and 2010 federal corporate income and state income and franchise tax returns.

(4)	All other fees include fees for tax consulting services.

Policy on Audit Committee Preapproval of Audit and Nonaudit Services of Independent Auditor

          The Audit Committee of the Board of Directors has implemented procedures under our Audit Committee Preapproval Policy for Audit and Nonaudit Services to ensure that all audit and permitted non-audit services provided to us are preapproved by the Audit Committee. Specifically, the Audit Committee preapproves the use of an independent accountant for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been preapproved pursuant to the Preapproval Policy, then it must be specifically preapproved by the Audit Committee before it may be provided by our independent accountant. Any preapproved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

          All of the audit-related, tax and all other services provided by Crowe Horwath LLP to us in 2011 were approved by the Audit Committee by means of specific preapprovals or pursuant to the procedures contained in the Preapproval Policy. The Audit Committee has determined that all nonaudit services provided by Crowe Horwath LLP in 2011 were compatible with maintaining its independence in the conduct of its auditing functions.

SHAREHOLDER PROPOSALS

          Shareholder proposals that are to be included in the Proxy Statement for the 2013 meeting must be received by December 13, 2012. Shareholder proposals for the 2013 meeting that are not intended to be included in the Proxy Statement for that meeting must be received by February 26, 2013, or the Board of Directors can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to our Corporate Secretary at our principal offices.

DIRECTOR NOMINATIONS

          Any shareholder entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend, pursuant to Article I, Section 14 of our Bylaws, to:

1st United Bancorp, Inc.
One North Federal Highway
Boca Raton, FL 33432
Attention: Corporate Secretary

46	1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement

          To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received no earlier than 180 days and no later than 120 days prior to April 12, 2013, the first anniversary of this year’s Notice of Annual Meeting date. In other words, director nominations must be received no earlier than October 14, 2012, and no later than December 13, 2012, to be nominated for consideration at the 2013 Annual Meeting. Recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders. Recommendations meeting these requirements will be brought to the attention of the Corporate Governance Committee. Candidates for director recommended by shareholders are afforded the same consideration as candidates for director identified by our directors, executive officers, or search firms, if any, employed by us.

ANNUAL REPORT

          We filed an annual report for the fiscal year ended December 31, 2011, on Form 10-K with the U.S. Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of our annual report on Form 10-K by writing to our Corporate Secretary at our principal offices.

HOUSEHOLDING

          We have adopted a procedure approved by the Securities and Exchange Commission known as “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting, Proxy Statement, and Annual Report, unless one or more of these shareholders notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of these materials, you may contact our transfer agent, American Stock Transfer & Trust Company, in writing, by telephone, or on the Internet:

American Stock Transfer & Trust Company
59 Maiden Lane, Plaza Level
New York, NY 10038
(800) 937-5449 (U.S. and Canada)
(718) 921-8124 (International)
www.amstock.com

          Shareholders who participate in householding will continue to receive separate proxy cards. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other nominees.

1st United Bancorp, Inc. Notice of Annual Meeting and Proxy Statement	47

Dear Shareholder,

          Your vote is important. Please read both sides of the attached Proxy Card. You can vote your shares through the Internet, by telephone or by marking, signing, and dating and returning your card. If you vote through the Internet or by telephone, there is no need to mail your card.

          You are invited to attend the Annual Meeting of Shareholders on Tuesday, May 22, 2012, at 3:00 p.m. at the Boca Raton Historical Society located at 71 North Federal Highway, Boca Raton, Florida. If you plan to attend the Annual Meeting, you should either mark the box provided on the Proxy Card or signify your attendance when you access the Internet or telephone voting system.

          We urge you to vote your shares.

Warren S. Orlando

Chairman of the Board



1ST UNITED BANCORP, INC.

One North Federal Highway Boca Raton, FL 33432 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF 1ST UNITED BANCORP, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 22, 2012

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of 1st United Bancorp, Inc. (the “Company”), Boca Raton, Florida, do hereby nominate, constitute and appoint John Marino, Warren S. Orlando and Rudy E. Schupp (collectively, the “Proxies”), or any one of them (with full power to act alone), my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead to vote all the shares of Common Stock of the Company that the shareholder signing this Proxy Card is entitled to vote at the annual meeting of its shareholders to be held at 71 North Federal Highway, Boca Raton, Florida, on Tuesday, May 22, 2012, at 3:00 P.M., and at any adjournments or postponements thereof, as instructed on the reverse side of this Proxy Card and in the Proxies’ discretion on other matters.

All proxies previously given or executed by the shareholder signing this Proxy Card are hereby revoked.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

1ST UNITED BANCORP, INC.

May 22, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.1stunitedbankfl.com/proxy/

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â	Please detach along perforated line and mail in the envelope provided.	â

21230300000000001000 1	052212

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect a Board of Directors to serve for a one-year term that will expire at the annual shareholders’ meeting in 2013, or until their successors are duly elected and qualified.

NOMINEES:
☐	FOR ALL NOMINEES	¡	Paula Berliner
		¡	Derek C. Burke
☐	WITHHOLD AUTHORITY	¡	Jeffery L. Carrier
	FOR ALL NOMINEES	¡	Ronald A. David
		¡	James Evans
☐	FOR ALL EXCEPT	¡	Arthur S. Loring
	(See instructions below)	¡	Thomas E. Lynch
		¡	John Marino
		¡	Carlos Morrison
		¡	Warren S. Orlando
		¡	Rudy E. Schupp
		¡	Joseph W. Veccia, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	Nonbinding advisory vote to approve executive compensation.	☐	☐	☐

3.	To ratify the appointment of Crowe Horwath LLP as the Company’s principal independent registered public accounting firm for the Company’s fiscal year ending December 31, 2012.	☐	☐	☐

THE BOARD RECOMMENDS “FOR” ITEMS 1, 2, AND 3.

The undersigned shareholder(s) hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

Please mark here if you intend to attend the 2012 Annual Meeting of Shareholders.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

1ST UNITED BANCORP, INC.

May 22, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online or by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at www.1stunitedbankfl.com/proxy/

â	Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.	â

21230300000000001000 1	052212

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect a Board of Directors to serve for a one-year term that will expire at the annual shareholders’ meeting in 2013, or until their successors are duly elected and qualified.

NOMINEES:
☐	FOR ALL NOMINEES	¡	Paula Berliner
		¡	Derek C. Burke
☐	WITHHOLD AUTHORITY	¡	Jeffery L. Carrier
	FOR ALL NOMINEES	¡	Ronald A. David
		¡	James Evans
☐	FOR ALL EXCEPT	¡	Arthur S. Loring
	(See instructions below)	¡	Thomas E. Lynch
		¡	John Marino
		¡	Carlos Morrison
		¡	Warren S. Orlando
		¡	Rudy E. Schupp
		¡	Joseph W. Veccia, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	Nonbinding advisory vote to approve executive compensation.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To ratify the appointment of Crowe Horwath LLP as the Company’s principal independent registered public accounting firm for the Company’s fiscal year ending December 31, 2012.	☐	☐	☐

THE BOARD RECOMMENDS “FOR” ITEMS 1, 2, AND 3.

The undersigned shareholder(s) hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

Please mark here if you intend to attend the 2012 Annual Meeting of Shareholders.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.